Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 7, 2016

by and among

COMMUNICATIONS SALES & LEASING, INC.,

CSL BANDWIDTH INC.,

PENN MERGER SUB, LLC,

PEG BANDWIDTH, LLC,

PEG BANDWIDTH HOLDINGS, LLC

and

PEG BANDWIDTH HOLDINGS, LLC,

in its capacity as the Unitholders’ Representative

TABLE OF CONTENTS

i

Article 4 Representations and Warranties of the Company
Section 4.01 Existence and Power	27

Exhibits

Exhibit A	–	Accounting Policies
Exhibit B	–	Illustrative Closing Working Capital Calculation
Exhibit C	–	Certificate of Designations for Convertible Preferred Shares
Exhibit D	–	Form of Support Agreement
Exhibit E	–	Form of Stockholders’ and Registration Rights Agreement
Exhibit F	–	Form of Lockup Agreement
Exhibit G	–	Form of Escrow Agreement
Exhibit H	–	Form of Letter of Transmittal

Schedules

Company Disclosure Schedule

Schedule I	–	Allocation Schedule
Schedule II	–	Required Governmental Approvals

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 7, 2016 is made by and among Communications Sales & Leasing, Inc., a Maryland corporation (“Parent”), CSL Bandwidth Inc., a Delaware corporation and an indirect wholly owned Subsidiary (as defined below) of Parent (“Purchaser”), Penn Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Purchaser (“Merger Sub”), PEG Bandwidth, LLC, a Delaware limited liability company (the “Company”), PEG Bandwidth Holdings, LLC, a Delaware limited liability company (“PEG Holdings”), and PEG Holdings, in its capacity as the Unitholders’ Representative (as defined below).

RECITALS:

WHEREAS, (i) Purchaser, as managing member of Merger Sub, has approved, and (ii) the Board of Managers (as defined in the Operating Agreement (as defined below)) of the Company (collectively with its Subsidiaries, the “Acquired Companies”) have approved (such approval, the “Company Board of Managers Approval”), and determined that it is advisable and in the best interests of the Company and its Unitholders (as defined below) to consummate, in each case, the merger of the Company with and into Merger Sub (the “Merger”), with the Company continuing as the surviving entity in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which each Company Unit (as defined below) issued and outstanding immediately prior to the Effective Time (as defined in Section 2.03), other than Company Units described in Section 2.08(c), will be converted into the right to receive the applicable portion of the Merger Consideration as set forth in Section 2.08(b)(i); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Unitholders and certain indirect equityholders of the Company have each entered into a Support Agreement (as defined below) agreeing to certain matters with respect to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“Accounting Policies” means the accounting procedures and policies attached as Exhibit A to this Agreement and, to the extent not reflected on Exhibit A, otherwise used to prepare the PEG Financial Statements.

“Acquired Company Return” means any Tax Return of, with respect to or that includes any of the Acquired Companies.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Allocation Percentage” means, with respect to any Company Unit, at the time of determination, a fraction (expressed as a percentage) the numerator of which is the aggregate amount of Merger Consideration paid in respect of such Company Unit and the denominator of which is the aggregate amount of Merger Consideration paid in respect of all Company Units.

“Allocation Schedule” means the Allocation Schedule attached hereto as Schedule I (as updated and revised in accordance with Section 2.09(b) and Section 2.13(a)). The Allocation Schedule shall include the following information (i) each Unitholder’s name, address and email address, (ii) the number, type and class of Company Units held by such Unitholder as of the date hereof, (iii) a calculation of the aggregate Cash Merger Consideration, Convertible Preferred Shares and shares of Parent Common Stock to be paid or delivered with respect to each such Company Unit pursuant to Section 2.08(b)(i) (including the deemed value of such Convertible Preferred Shares and shares of Parent Common Stock), (iv) a calculation of the aggregate Cash Merger Consideration, Convertible Preferred Shares and shares of Parent Common Stock to be paid or delivered to each Unitholder in respect of all such Unitholder’s Company Units pursuant to Section 2.08(b)(i), (v) the portion of the Cash Merger Consideration to be paid in respect of such Company Unit which shall be deposited into the Escrow Account, and the aggregate amount of the Cash Merger Consideration to be paid to each Unitholder which shall be so deposited, (vi) in the case of the updated Allocation Schedule delivered pursuant to Section 2.13, the portion of the Final Cash Merger Consideration and the Underpayment Amount (if any) to be paid (x) with respect to such Common Unit and (y) to each Unitholder in respect of all such Holder’s Company Units, (vii) the Allocation Percentage with respect to such Company Unit and (viii) each Unitholder’s Pro Rata Share.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Balance Sheet” means the audited consolidated balance sheet of PEG Holdings and its Subsidiaries as of December 31, 2014.

“Balance Sheet Date” means December 31, 2014.

“Base 2015 Property Tax Amount” means $450,000.

“Base Working Capital” means $1,000,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, or Little Rock, Arkansas, are authorized or required by Applicable Law to close.

“Capex Budget” means the capital expenditure budget of the Acquired Companies set forth in Section 6.01(a)(vi) of the Company Disclosure Schedule.

“Certificate of Designations” means the Certificate of Designations for the Convertible Preferred Shares in the form attached hereto as Exhibit C.

“Class A Preferred Units” has the meaning ascribed to such term in the Operating Agreement.

“Class A-1 Preferred Units” has the meaning ascribed to such term in the Operating Agreement.

“Class A-2 Preferred Units” has the meaning ascribed to such term in the Operating Agreement.

“Class A-3 Preferred Units” has the meaning ascribed to such term in the Operating Agreement.

“Class A-4 Preferred Units” has the meaning ascribed to such term in the Operating Agreement.

“Class B Common Units” has the meaning ascribed to such term in the Operating Agreement.

“Class C Common Units” has the meaning ascribed to such term in the Operating Agreement.

“Closing Accrued 2015 Property Taxes” means the aggregate accrued liability of the Acquired Companies for property Taxes imposed during calendar year 2015, calculated in accordance with GAAP as of immediately prior to the Closing.

“Closing Additional Adjustment” means the product of (i) the difference between (x) Closing Accrued 2015 Property Taxes minus (y) Base 2015 Property Tax Amount and (ii) two; provided that, in no event will the Closing Additional Adjustment be more than $2,500,000 or less than $0.

“Closing Cash” means (a) the aggregate amount of all cash and cash equivalents of the Acquired Companies (including inbound checks and outstanding inbound wire transfers) less (b) the aggregate amount of all cash or cash equivalents that are not freely usable, distributable or transferrable by the Acquired Companies, less (c) outstanding outbound checks and outstanding outbound wire transfers, in the case of each of (a), (b) and (c), as calculated in accordance with the Accounting Policies and as of immediately prior to the Closing.

“Closing Cash Payment” means (1) the Cash Merger Consideration plus (2) the Estimated Adjustment Amount (for the avoidance of doubt, if the Estimated Adjustment Amount is a negative number, this will result in a reduction to the Closing Cash Payment).

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of all Purchase Price Deduction Indebtedness outstanding as of immediately prior to the Closing.

“Closing Working Capital” means the amount equal to (i) the aggregate amount of current assets of the Acquired Companies minus (ii) the aggregate amount of current liabilities of the Acquired Companies, in each case, excluding any amounts in respect of capitalized leases, deferred revenue and accrued interest to the extent related to the Closing Indebtedness and calculated in accordance with the Accounting Policies and as of immediately prior to the Closing; provided that notwithstanding anything to the contrary in this definition or the Accounting Policies, Closing Working Capital shall include all liabilities for property Taxes of the Acquired Companies (which shall be determined in accordance with GAAP) for all Pre-Closing Tax Periods the applicable statute of limitations for which has not expired.. For the avoidance of doubt, no amounts or accruals in respect of Closing Cash (which for these purposes shall include the cash and cash equivalents described in clause (b) of the definition thereof), Unpaid Transaction Expenses, Closing Indebtedness or amounts paid or received under Affiliate Contracts or other arrangements with Affiliates shall be reflected in Closing Working Capital. An illustrative calculation of the Closing Working Capital is attached hereto as Exhibit B.

“Closing Working Capital Adjustment” means (i) Closing Working Capital minus (ii) Base Working Capital (which, for the avoidance of doubt, shall be a negative number if Closing Working Capital is less than Base Working Capital).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any of the Acquired Companies and any labor organization or other authorized employee representative representing Service Providers.

“Company Disclosure Schedule” means the disclosure schedules dated the date of this Agreement delivered by the Company to Merger Sub, Purchaser and Parent in connection with the execution of this Agreement.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets or results of operations of the Acquired Companies, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions in financial or securities markets in jurisdictions in which the Acquired Companies operate generally or in the general economic, business, regulatory or political conditions in the jurisdictions in which the Acquired Companies operate, (B) changes, developments or conditions generally affecting the industry in which the Acquired Companies operate, (C) acts of war, hostilities, sabotage or terrorism or man-made or natural disasters or any other calamity or crisis affecting the jurisdictions in which the Acquired Companies operate; (D) changes or proposed changes in Applicable Law or GAAP or the binding interpretation or enforcement of either; (E) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any act taken by any Acquired Company or any of their Affiliates at the written request of Parent, Purchaser or Merger Sub or (G) any failure of any of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if not otherwise excluded hereunder); provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants in the industry in which the Acquired Companies operate, the disproportionate impact thereof may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect or (ii) PEG Holdings’ and/or the Company’s ability to consummate the Closing.

“Company Stock Plan” means the Company’s Second Amended and Restated Equity Incentive Plan.

“Company Units” means the Class A Preferred Units, Class A-1 Preferred Units, Class A-2 Preferred Units, Class A-3 Preferred Units, Class A-4 Preferred Units, Class B Common Units and Class C Common Units.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 11, 2015 by and between Parent and Associated Group Management, LLC.

“Convertible Preferred Shares” means the convertible preferred stock of Parent, par value $0.0001 per share, with the terms set forth on the Certificate of Designations, to be issued at Closing.

“Covered Tax” means any (A) Tax of an Acquired Company related to a Pre-Closing Tax Period, (B) liability of any of the Acquired Companies for the payment of any Tax as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of an Acquired Company to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than an Acquired Company, (C) liability of an Acquired Company for the payment of any amount as a result of being party to any Tax Sharing

Agreement, (D) Tax of an Acquired Company resulting from a breach by the Company or any of the Unitholders and any of their Affiliates of any representation, covenant or agreement contained herein, (E) Tax imposed as a result of the Company not being treated as a partnership, or as a result of any of the Acquired Companies (other than the Company and PEG Bandwidth NY I, Inc.) not being treated as a disregarded entity, for U.S. federal income tax purposes as of the Closing Date and (F) the portion of any Transfer Tax to be borne by the Unitholders pursuant to Section 7.01(c) (but only to the extent such portion was not taken into account as a Final Closing Transaction Expense in the determination of the Final Cash Merger Consideration).

“Credit Agreement” means that certain Consolidated Loan and Security Agreement dated as of August 12, 2014, among each of PEG Holdings, AP Tower Holdings, LLC, AP WIP International Holdings, LLC, AP Service Company, LLC, as the borrowers, Guggenheim Corporate Funding, LLC, as administrative agent for itself and the other lenders parties thereto from time to time, as lenders and Deutsche Bank Trust Company Americas as collateral agent, calculation agent and paying agent.

“Easements” means all servitudes, easements, licenses, rights of way, pole attachments and similar agreements providing rights to real estate for access, parking, location, maintenance, repair and replacement of cables, utilities, utility lines, wires, anchors and other property.

“Employee Plan” means (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by any of the Acquired Companies or any of their respective Affiliates for the current or future benefit of any current or former Service Provider or (y) for which any of the Acquired Companies has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.

“Environmental Permits” means all Permits required by Environmental Laws for the business of the Acquired Companies as currently conducted.

“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Estimated Closing Working Capital Adjustment (for the avoidance of doubt, if the Estimated Closing Working Capital Adjustment is a negative number, this will result in a reduction to the Estimated Adjustment Amount), minus (ii) Estimated Closing Indebtedness, minus (iii) Estimated Unpaid Transaction Expenses, minus (iv) the Estimated Closing Additional Adjustment, plus (v) Estimated Closing Cash.

“Estimated Closing Working Capital Adjustment” means (i) Estimated Closing Working Capital minus (ii) Base Working Capital (which, for the avoidance of doubt, shall be a negative number if Estimated Closing Working Capital is less than Base Working Capital).

“FCC” means the Federal Communications Commission.

“Fiber” means fiber optic cabling and conduits (or usage rights thereto) owned or held by any of the Acquired Companies by lease, IRU or otherwise.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Final Closing Working Capital Adjustment (for the avoidance of doubt, if the Final Closing Working Capital Adjustment is a negative number, this will result in a reduction to the Final Adjustment Amount), minus (ii) Final Closing Indebtedness, minus (iii) Final Unpaid Transaction Expenses, minus (iv) Final Closing Additional Adjustment plus (v) Final Closing Cash.

“Final Amounts” means each of the Final Closing Working Capital Adjustment, Final Closing Additional Adjustment, Final Adjustment Amount, Final Unpaid Transaction Expenses, Final Closing Indebtedness, Final Closing Cash and Final Cash Merger Consideration.

“Final Cash Merger Consideration” means (i) the Cash Merger Consideration, plus (ii) the Final Adjustment Amount (for the avoidance of doubt, if the Final Adjustment Amount is a negative number, this will result in a reduction to the Final Cash Merger Consideration).

“Final Closing Additional Adjustment” means Closing Additional Adjustment (i) as shown in the Surviving Company’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Unitholders’ Representative and the Surviving Company pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.12(c); provided that for purposes of calculating the Final Amounts in no event shall Final Closing Additional Adjustment be more than the Surviving Company’s calculation of Final Closing Additional Adjustment delivered pursuant to Section 2.12(a) or less than the Unitholders’ Representative’s calculation of Final Closing Additional Adjustment delivered pursuant to Section 2.12(b).

“Final Closing Cash” means Closing Cash (i) as shown in the Surviving Company’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Unitholders’ Representative and the Surviving Company pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.12(c); provided that for purposes of calculating the Final Amounts in no event shall Final Closing Cash be less than the Surviving Company’s calculation of Closing Cash delivered pursuant to Section 2.12(a) or more than the Unitholders’ Representative’s calculation of Closing Cash delivered pursuant to Section 2.12(b).

“Final Closing Indebtedness” means Closing Indebtedness (i) as shown in the Surviving Company’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Unitholders’ Representative and the Surviving Company pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.12(c); provided that for purposes of calculating the Final Amounts in no event shall Final Closing Indebtedness be more than the Surviving Company’s calculation of Closing Indebtedness delivered pursuant to Section 2.12(a) or less than the Unitholders’ Representative’s calculation of Closing Indebtedness delivered pursuant to Section 2.12(b).

“Final Closing Working Capital” means Closing Working Capital (i) as shown in the Surviving Company’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Unitholders’ Representative and the Surviving Company pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.12(c); provided that for purposes of calculating the Final Amounts in no event shall Final Closing Working Capital be less than the Surviving Company’s calculation of Closing Working Capital delivered pursuant to Section 2.12(a) or more than the Unitholders’ Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.12(b).

“Final Closing Working Capital Adjustment” means (i) Final Closing Working Capital minus (ii) Base Working Capital (which, for the avoidance of doubt, shall be a negative number if Final Closing Working Capital is less than Base Working Capital).

“Final Unpaid Transaction Expenses” means Unpaid Transaction Expenses (i) as shown in the Surviving Company’s calculation delivered pursuant to Section 2.12(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.12(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Unitholders’ Representative and the Surviving Company pursuant to Section 2.12(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.12(c); provided that for purposes of calculating the Final Amounts in no event shall Final Unpaid Transaction Expenses be more than the Surviving Company’s calculation of Unpaid Transaction Expenses delivered pursuant to Section 2.12(a) or less than the Unitholders’ Representative’s calculation of Closing Unpaid Expenses delivered pursuant to Section 2.12(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any of the Acquired Companies, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Acquired Company (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contracts, agreements or securities, (c) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) for the deferred purchase price of property, goods or services, including all seller notes and “earn-out” payments, and purchase price adjustment payments, (f) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) in respect of letters of credit and bankers’ acceptances (to the extent drawn), (h) for contracts or agreements relating to interest rate protection, swap agreements, collar agreements and other hedging agreements, (i) all deferred revenue, deferred rent, accrued compensation, asset retirement obligations and payables related thereto (the items described in this clause (i), as calculated in accordance with GAAP, the “Deferred Revenue Items”), (j) in respect of forward sale and purchase agreements, (k) the matters described in Section 1.01(a) of the Company Disclosure Schedule and (l) in the nature of guarantees of the obligations described in clauses (a) through (k) above of any other Person. For purposes of this Agreement, “Indebtedness” does not include (i) any obligations owing from any Acquired Company to another Acquired Company and (ii) any amounts included in Transaction Expenses.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (b) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (c) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (d) computer software (including source code, object code, firmware, operating systems and specifications), (e) trade secrets and know-how, (f) databases and data collections, and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IRU” shall mean any indefeasible rights of use granted to, leased by or held or possessed by any of the Acquired Companies’ with respect to the Acquired Companies’ network or infrastructure, including with respect to any of the Acquired Company’s rights to use Fiber, including the dark fiber of another Person.

“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, owned by, or licensed or leased to, any of the Acquired Companies.

“Key Employee” means any of the individuals set forth on Section 1.01(c) of the Company Disclosure Schedule.

“knowledge” means (i) in the case of PEG Holdings, the knowledge, after reasonable inquiry, of the individuals set forth on Section 1.01(b)(i) of the Company Disclosure Schedule, (ii) in the case of the Company, the knowledge, after reasonable inquiry, of the individuals set forth on Section 1.01(b)(ii) of the Company Disclosure Schedule; and (iii) in the case of Parent, Purchaser or Merger Sub, the knowledge, after reasonable inquiry, of the General Counsel of Parent.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Acquired Companies or for which any of the Acquired Companies has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such property or asset.

“Liquidation Preference” means $1,000 per Convertible Preferred Share.

“Lockup Agreement” means the Lockup Agreement in the form attached hereto as Exhibit F.

“Market Price” per share of Parent Common Stock shall be the volume weighted average closing trading price per share on the NASDAQ for the 20 trading days immediately preceding the date hereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Operating Agreement” means the Eighth Amended and Restated Limited Liability Company Agreement of the Company dated as of March 1, 2015.

“Option” means any outstanding option or similar right to purchase Class B Common Units granted under the Company Stock Plan.

“Option Holder” means a holder of an Option.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any of the Acquired Companies.

“Parent Common Stock” means a share of Parent’s common stock, par value $0.0001 per share.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions in financial or securities markets in the jurisdictions in which the Parent and its Subsidiaries operate generally or in the general economic, business, regulatory or political conditions in the jurisdictions in which the Parent and its Subsidiaries operate, (B) changes, developments or conditions generally affecting the industry in which Parent and its Subsidiaries operate, (C) acts of war, hostilities, sabotage or terrorism or man-made or natural disasters or any other calamity or crisis affecting the jurisdictions in which the Parent and its Subsidiaries operate; (D) changes or proposed changes in Applicable Law or GAAP or the binding interpretation or enforcement of either; (E) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (E) shall not apply to a breach of any representation and warranty related to the announcement or consummation of the transactions contemplated hereby or by the Transaction Documents), (F) any act taken by any Parent or any of its Affiliates at the written request of AP (as defined in the Stockholders’ Agreement), PEG Holdings or the Company or (G) any failure of any of Parent to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if not otherwise excluded hereunder); provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) has a disproportionate effect on Parent, Purchaser and Merger Sub, taken as a whole, relative to other participants in the industry in which Parent operates, the disproportionate impact thereof may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect or (ii) Parent’s, Purchaser’s and/or Merger Sub’s ability to consummate the Closing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Pro Rata Share” means, with respect to each Unitholder, at the time of determination, a fraction (expressed as a percentage) the numerator of which is the aggregate amount of Merger Consideration paid to such Unitholder and the denominator of which is the aggregate amount of Merger Consideration paid to all Unitholders.

“Purchase Price Deduction Indebtedness” means, without duplication, all (i) Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness and (ii) payment obligations in respect of Deferred Revenue Items arising out of contracts entered into after the date hereof.

“REIT Qualifying Property” means all assets or properties (or portions thereof) of any of the Acquired Companies that constitute “real estate assets” within the meaning of Section 856(c)(4) of the Code (including all rights to use “dark fiber” granted to or held, leased or possessed by any of the Acquired Companies).

“Required Governmental Approvals” shall mean the requests for consent, approval, authorization or waiver or notifications required to be filed with any Governmental Authority in connection with the transactions contemplated hereby as set forth on Schedule II.

“Restricted Unit” means any outstanding restricted Class B Common Unit granted under the Company Stock Plan.

“Service Provider” means any director, officer, employee or individual independent contractor of any of the Acquired Companies.

“Stockholders’ Agreement” means the Stockholders’ and Registration Rights Agreement in the form attached as Exhibit E.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (of, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such Person. Unless context otherwise requires, the term Subsidiary as used in this Agreement shall relate to Subsidiaries of the Company.

“Support Agreement” means a Support Agreement in the form attached hereto as Exhibit D.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person and any payment required to be made to any Governmental Authority pursuant to an escheat, unclaimed property or similar Applicable Law), together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing), and any liability for any of the foregoing as transferee.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Consideration” means the consideration deliverable hereunder to the Unitholders that is treated as purchase price for U.S. federal income Tax purposes, including, to the extent properly taken into account under Applicable Law, the assumption (or deemed assumption) of liabilities.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to any of the Acquired Companies that is not generally available to Persons without specific application therefor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

“Telecommunications Law” means any Applicable Law administered by the FCC or any comparable state or local Applicable Law relating to the provision of telecommunications services administered by a public utility commission or analogous regulator in any United States state or the District of Columbia regulating the telecommunications industry and having authority over any of the Acquired Companies and/or any of the property, assets or business of any of the Acquired Companies.

“Transaction Documents” means the Support Agreements, the Lockup Agreement, the Escrow Agreement, the Letters of Transmittal and the Stockholders’ Agreement.

“Transaction Expenses” means all costs, fees and expenses incurred by any of the Acquired Companies at or prior to the Closing related to the transactions contemplated by this Agreement or any of the Transaction Documents whether payable prior to, at or after the Closing, including (a) fees and expenses of investment bankers (including the brokers referred to in Section 4.18), attorneys, accountants and other consultants and advisors, (b) all retention, change of control, transaction or similar bonuses, compensation and/or severance payments incurred or payable by any of the Acquired Companies as a result of the transactions contemplated hereby (including the employer portion of any payroll or similar Taxes related thereto), including amounts in the Retention Pool (as defined in the Company Disclosure Schedule allocated as of the Closing; provided that no “double-trigger” severance payments shall be considered Transaction Expenses if such payments are required to be made due to a decision by Parent to terminate an employee of the Acquired Companies after the Closing, (c) incurred as a result of the termination of any Affiliate Contract as contemplated hereby, (d) the cost of any directors’ and officers’ insurance policy procured by any of the Acquired Companies related to the transactions contemplated hereby, (e) 50% of all Transfer Taxes, (f) 50% of all out-of-pocket costs and expenses incurred by the parties in connection with the submission of any filings or notices to any Governmental Authority, including in respect of any Required Governmental Approvals and (g) the employer portion of any payroll or similar Taxes required to be withheld with respect to the vesting of any Restricted Units pursuant to Section 2.08(d) of this Agreement.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) arising in connection with the transactions contemplated by this Agreement, other than those pursuant to Section 6.05.

“Unitholder” means a holder of Company Units.

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are unpaid immediately prior to the Closing.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

 (b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.12(c)
Acquired Companies	Recitals
Affiliate Contract	4.22
Agreement	Preamble
Audited Balance Sheet	6.06
Audited Financial Statements	6.06
Basket Amount	11.02(a)(ii)(B)
Books and Records	9.07
Cash Merger Consideration	2.08(b)
Certificate of Merger	2.03
Claim	11.03(a)

Term	Section
Closing	2.02
Closing Date Conditions	2.02
Closing Statement	2.12(a)
Company	Preamble
Company Insurance Policies	4.16
Company Board of Managers Approval	Recitals
Company Securities	4.05(b)
Company Unit Certificate	2.16
Confidential Information	7.03
Covered Employee	8.02(a)
Damages	11.02(a)(i)
Deferred Revenue Items	1.01
DLLCA	2.01(a)
Effective Time	2.03
e-mail	13.01
End Date	12.01(b)
Escrow Account	2.11(a)
Escrow Agent	2.11(a)
Escrow Agreement	2.11(a)
Escrow Amount	2.11(a)
Estimate Statement	2.09(a)
Estimated Closing Cash	2.09(a)(vi)
Estimated Closing Indebtedness	2.09(a)(ii)
Estimated Closing Working Capital	2.09(a)(iii)
Estimated Unpaid Transaction Expenses	2.09(a)(i)
Exchange Act	4.22
Fundamental Representations	11.01
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Letter of Transmittal	2.17(a)
Liability	9.05(a)
Material Contract	4.10(b)
Merger	Recitals
Merger Consideration	2.08(b)
Merger Sub	Preamble
Overpayment Amount	2.13(b)
Parent	Preamble
Parent Indemnified Parties	11.02(a)(i)
Parent Release	9.05(b)
Parent Released Party	9.05(a)
Parent Releasing Party	9.05(b)

Term	Section
Parent Securities	5.09
Parent Warranty Breaches	11.02(a)(ii)(B)
PEG Financial Statements	4.07(a)
PEG Holdings	Preamble
Permits	4.17(a)
Permitted Liens	4.14(b)(viii)
Post-Closing Covenants	11.01
Pre-Closing Covenants	11.01
Purchase Price Allocation	7.01(b)
Purchaser	Preamble
Released Parties	9.05(b)
Releases	9.05(b)
Releasing Parties	9.05(b)
Representatives	6.02
Required Interim Financial Statements	6.06(a)
SEC	5.10
Securities Act	3.06(a)
Significant Customer and Vendor	4.10(d)
Subsidiary Securities	4.06(c)
Surviving Company	2.01(a)
Tax Contest	7.01(g)
Third Party Claim	11.03(b)
Underpayment Amount	2.13(c)
Unitholder Release	9.05(a)
Unitholder Released Party	9.05(b)
Unitholder Releasing Party	9.05(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed on the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
The Merger

Section 2.01 The Merger. (a) On the terms and subject to the conditions set forth in this Agreement, and the provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”).

(b)  From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DLLCA.

Section 2.02 Closing. Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place (i) in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, on the fifth Business Day following the date on which the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing (the “Closing Date Conditions”), but subject to the satisfaction of or, to the extent permissible, waiver by the party or parties entitled to the benefit of, the Closing Date Conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or (ii) at such other place, at such other time or on such other date as Parent and the Unitholders’ Representative, on behalf of the Unitholders, may mutually agree.

Section 2.03 Effective Time. Prior to the Closing, the Company and Merger Sub shall prepare, and at the Closing, the Company shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents in each case as approved by Parent (in any such case, the “Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). Immediately prior to the Closing, Parent shall file the Certificate of Designations with the State Department of Assessments and Taxation of Maryland.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in the DLLCA and in this Agreement.

Section 2.05 Certificate of Formation and Operating Agreement. The Certificate of Formation and the Operating Agreement of the Company shall be amended as of the Effective Time as desired by Parent and, as so amended, shall become the Certificate of Formation and Operating Agreement, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.07 Board of Managers. The chief executive officer and senior vice president & general counsel of Merger Sub immediately prior to the Effective Time shall be the members of the board of managers of the Surviving Company, until the earlier of such person’s resignation or removal or until such person’s successors are duly elected or appointed and qualified, as the case may be.

Section 2.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, Merger Sub, PEG Holdings, the Company or the holders of any of the following securities:

(a)  Conversion of Merger Sub Units. Each (i) common unit of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one Unit (as defined in the Operating Agreement) in the Surviving Company and, in accordance in accordance with § 18-301(b)(3) of the DLLCA, Parent shall be admitted to the Surviving Company as the sole member of the Surviving Company upon the Effective Time. Concurrently therewith, all Members (as defined in the Operating Agreement) of the Company as of immediately prior to the Effective Time shall cease to be members of the Company and shall not be deemed members of the Surviving Company, the schedules of Members attached to the Operating Agreement as Schedule A, Schedule B and Schedule C thereto shall be amended to reflect the foregoing and the Company shall continue without dissolution.

(b)  Conversion of Company Units. Subject to Section 2.08(c), each Company Unit issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into and shall become the right to receive (i) the share of the Merger Consideration as set forth on the Allocation Schedule with respect to such Company Unit, as updated and adjusted pursuant to Section 2.09 (and subject to the payment of any Overpayment Amount in accordance with Section 2.13(b)), less the portion in respect of such Company Unit of the Escrow Amount as set forth in the Allocation Schedule, and (ii) the Allocation Percentage in respect of such Company Unit of (x) if any, any Underpayment Amount paid by the Purchaser pursuant to Section 2.13(c) and (y) if any, the Escrow Funds payable with respect to such Company Unit pursuant to Section 2.13(b). The aggregate consideration for all of the Company Units shall be $315,000,000 in cash (such amount, the “Cash Merger Consideration”) plus 87,500 Convertible Preferred Shares plus 1,000,000 shares of Parent Common Stock (such consideration in the aggregate, the “Merger Consideration”). The Cash Merger Consideration shall be subject to adjustment as set forth in Section 2.13.

(c)  Cancellation of Company Units Owned by the Company and Parent. Each Company Unit issued and outstanding as of immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d)  Treatment of Other Equity. As soon as practicable following the date of this Agreement, the Board of Managers of the Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)  in the case of each Option outstanding immediately prior to the Closing, each such Option shall be canceled and no consideration shall be delivered or deliverable in exchange therefor; and

(ii)  in the case of each Restricted Unit outstanding immediately prior to the Closing, each such Restricted Unit shall vest immediately prior to the Closing and be treated in accordance with Section 2.08(b).

Section 2.09 Pre-Closing Estimates; Updated Allocation Schedule. (a) No later than five Business Days prior to the Closing Date, the Company shall prepare and furnish to Parent a statement (the “Estimate Statement”), prepared in reasonable detail, reflecting the Company’s good faith estimate of (i) Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Working Capital (“Estimated Closing Working Capital”), (iv) the Closing Additional Adjustment (the “Estimated Closing Additional Adjustment”), (v) the Estimated Closing Working Capital Adjustment, (vi) Closing Cash (“Estimated Closing Cash”), (vii) the Estimated Adjustment Amount and (viii) the Closing Cash Payment.

(b)  The Allocation Schedule sets forth the allocation of the payments and deliveries of the Merger Consideration to be made by Parent, Purchaser and/or Merger Sub pursuant to this Agreement at the Closing. The Company, working in cooperation with the Unitholders’ Representative, shall deliver to Parent an updated version of the Allocation Schedule, concurrently with its delivery of the Estimate Statement, which shall be updated to reflect the Closing Cash Payment, as reflected on the Estimate Statement, and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Allocation Schedule, except to the extent modified by the Company and the Unitholders’ Representative with the consent of any Unitholder affected by any such change to the calculations and methodologies. Parent may until two Business Days prior to the Closing Date provide the Company and the Unitholders’ Representative with comments to the Allocation Schedule and the Company and the Unitholders’ Representative shall consider such comments in good faith. The updated Allocation Schedule delivered by the Company, in cooperation with the Unitholders’ Representative, pursuant to this Section 2.09, as it may be modified by the Company in response to Parent’s comments, shall be the Allocation Schedule for all purposes hereunder. It is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Company (prior to the Closing) and the Unitholders’ Representative and that Parent, Purchaser and Merger Sub (and, on and after the Closing, the Surviving Company) shall be entitled to rely thereon and that Parent shall be entitled to make the Closing Date payments set forth in Section 2.11 below as well as the payment of any Underpayment Amount as set forth in Section 2.13(c), and receive any Overpayment Amount in accordance therewith, in each case, without any obligation to investigate or verify the accuracy or correctness thereof.

Section 2.10 Closing Deliverables. At the Closing:

(a)  Parent shall deliver:

(i)  an executed counterpart to each of the Stockholders’ Agreement and Lockup Agreement;

(ii)  the certificate described in Section 10.03(c); and

(iii)  all documents reasonably requested by the Unitholders’ Representative relating to the existence of Parent, Purchaser and Merger Sub and the authority of Parent, Purchaser and Merger Sub to execute and deliver, and perform their respective obligations under, this Agreement, in form and substance reasonably satisfactory to the Unitholders’ Representative.

(b)  PEG Holdings shall deliver:

(i)  the certificate described in Section 10.02(d)(i);

(ii)  an executed counterpart to each of the Stockholders’ Agreement and the Lockup Agreement; and

(iii)  all documents reasonably requested by Parent relating to the existence of PEG Holdings and the authority of PEG Holdings to execute and deliver, and perform its obligations under, this Agreement, in form and substance reasonably satisfactory to Parent.

(c)  the Company and/or PEG Holdings shall deliver:

(i)  the certificate described in Section 10.02(d)(ii);

(ii)  all documents reasonably requested by Parent relating to the existence of the Company and the authority of the Company to execute and deliver, and perform its obligations under, this Agreement, in form and substance reasonably satisfactory to Parent;

(iii)  at least three Business Days prior to the Closing, payoff letters on customary terms from each lender or other counterparty relating to the Closing Indebtedness, including with respect to the Credit Agreement, evidencing the aggregate amount of such Closing Indebtedness outstanding as of the Closing Date (including, for the avoidance of doubt, any interest accrued thereon and any prepayment, breakage or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Liens affecting any real property, personal property or securities of the Acquired Companies will be released and the Acquired Companies shall have no further obligations thereunder; and

(iv)  copies of all the consents, approvals, waivers, licenses and authorizations associated with the Required Governmental Approvals and submitted by any of the Acquired Companies to the applicable Governmental Authority.

Section 2.11 Closing Payments. At the Effective Time, Parent, Purchaser or Merger Sub shall pay, or shall cause the Surviving Company to pay, as follows:

(a)  $5,500,000 (such amount, the “Escrow Amount”) shall be deposited into an escrow account designated by the Escrow Agent at least two Business Days prior to the Closing Date (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Purchaser, the Unitholders’ Representative and PNC Bank, N.A. (the “Escrow Agent”) and be substantially in the form of Exhibit G attached hereto;

(b)  the Closing Cash Payment, minus the Escrow Amount, shall be deposited with the Unitholders’ Representative, in trust for the benefit of the Unitholders entitled thereto, in cash, to the account designated by the Unitholders’ Representative at least two Business Days prior to the Closing Date;

(c)  the portion of the Merger Consideration consisting of the Convertible Preferred Shares and Parent Common Stock shall be delivered to the Unitholders’ Representative, in trust for the benefit of the Unitholders entitled thereto; and

(d)  the amounts set forth in the applicable payoff letter delivered pursuant to Section 2.10(c)(iii) shall be delivered to the holders of the Closing Indebtedness, on behalf of the Acquired Companies, in accordance with the terms of such payoff letters.

Section 2.12 Closing Statement. (a) As promptly as practicable, but no later than 120 days after the Closing, the Surviving Company will prepare and deliver, or cause to be prepared and delivered, to the Unitholders’ Representative a statement setting forth the Surviving Company’s calculation of (i) Closing Working Capital, (ii) Unpaid Transaction Expenses, (iii) Closing Indebtedness, (iv) Closing Cash, (v) the Closing Working Capital Adjustment, (vi) the Closing Additional Adjustment, (vii) the Final Adjustment Amount and (viii) the Final Cash Merger Consideration (assuming, solely for purposes of delivery pursuant to this Section 2.12(a), of the Closing Statement, in the case of the Final Adjustment Amount and the Final Cash Merger

Consideration, that the amounts proposed in this Section 2.12(a) are not objected to by the Unitholders’ Representative or otherwise determined to be a different amount pursuant to this Section 2.12) (the “Closing Statement”).

  (b)  If the Unitholders’ Representative disagrees with the Surviving Company’s calculation of any of the amounts set forth on the Closing Statement, the Unitholders’ Representative may, within 90 days after receipt of the Closing Statement, deliver a written notice to the Surviving Company disagreeing with such calculation(s) and setting forth the Unitholders’ Representative’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which the Unitholders’ Representative disagrees, and the Unitholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. If the Unitholders’ Representative fails to deliver such a written notice within such 90 day period, the Surviving Company’s calculations set forth in the Closing Statement shall be binding upon the parties.

  (c)  If a notice of disagreement is duly delivered pursuant to Section 2.12(b), the Unitholders’ Representative and the Surviving Company shall, during the 30 days following such delivery, use reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Amounts. If, after the expiration of such period or any mutually agreed extension thereof, the Unitholders’ Representative and the Surviving Company are unable to reach such agreement, they shall promptly thereafter submit the disputed items to an independent accounting firm of nationally recognized standing (the “Accounting Referee”) for resolution of any and all matters included in the Closing Statement that remain in dispute. The Accounting Referee shall be Deloitte or, if such firm is unable or unwilling to act, such other independent accounting firm of nationally recognized standing as shall be mutually agreed upon in writing by the Surviving Company and the Unitholders’ Representative. In resolving the matters submitted to it pursuant to Section 2.12(b), the Accounting Referee shall review this Section 2.12, the disputed calculations in the Closing Statement, the Unitholders’ Representative’s notice of disagreement and the definitions related hereto and thereto, as applicable. In making such determination, the Accounting Referee (i) shall consider only those items or amounts in the Closing Statement as to which the Unitholders’ Representative has disagreed and which have not been resolved prior to submission to the Accounting Referee, (ii) shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony under oath and (iii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to the Surviving Company than the Closing Statement or more favorable to the Unitholders’ Representative than the notice of disagreement. The Accounting Referee is not authorized to, and shall not, make any other determination including (A) any determination with respect to any matter included in the Closing Statement or the Unitholders’ Representative’s notice of disagreement that was not submitted for resolution to the Accounting Referee or (B) any determination as to compliance by the Company, any Unitholder, Parent, Purchaser, Merger Sub or the Surviving Company with any of its covenants in this Agreement. Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.12(c) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.12(c)) shall be resolved pursuant to Section 13.07.

(d)  The Accounting Referee shall deliver to the Unitholders’ Representative and the Surviving Company, as promptly as practicable and no later than 90 days after its appointment, a report setting forth such determination which shall be final and binding upon the Unitholders’ Representative, the Unitholders and the Surviving Company absent fraud, bad faith or manifest error. The dispute resolution by the Accounting Referee under this Section 2.12 shall constitute an expert determination and shall not constitute an arbitration. The fees and expenses of the Accounting Referee shall be borne one-half by the Surviving Company, on the one hand, and one-half by the Unitholders’ Representative (for the account of the Unitholders), on the other hand.

(e)  The Unitholders’ Representative and the Surviving Company agree that they will cooperate and assist in the preparation and review of the Closing Statement and the determination of the Final Amounts, including the making available of books, records, work papers and personnel.

Section 2.13 Updated Allocation Schedule; Adjustment of the Cash Merger Consideration. (a) Within five Business Days after the final determination of the Final Amounts, the Unitholders’ Representative shall deliver to the Surviving Company an updated Allocation Schedule, which shall be updated solely to reflect the determination of the Final Cash Merger Consideration and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Allocation Schedule. Such updated Allocation Statement shall also include a calculation of any Underpayment Amount (as defined below) to be paid in respect of each Company Unit.

(b)  Within five Business Days of receipt of such updated Allocation Schedule, if (x) the Closing Cash Payment exceeds (y) the Final Cash Merger Consideration (the amount of the excess of (x) over (y) being referred to as the “Overpayment Amount”), then the Purchaser and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) if the Overpayment Amount exceeds the Escrow Amount, disburse to the Purchaser the entire Escrow Amount and (ii) if the Overpayment Amount is less than the Escrow Amount, (A) disburse to the Purchaser a portion of the Escrow Amount equal to the Overpayment Amount and (B) to an account designated by the Unitholders’ Representative, in trust for the benefit of the Unitholders entitled thereto, any funds remaining in the Escrow Account; provided that, in the event the Overpayment Amount exceeds the Escrow Amount, the Unitholders’ Representative (for the account of the Unitholders) shall pay, or cause to be paid, to the Purchaser an amount in cash, without interest, equal to the difference between the Overpayment Amount and the Escrow Amount.

(c)  Within five Business Days of receipt of such updated Allocation Schedule, if (x) the Closing Cash Payment is less than (y) the Final Cash Merger Consideration (the amount by which (x) is less than (y) being referred to as the “Underpayment Amount”), then the Purchaser shall pay, or cause to be paid, to the Unitholders’ Representative, in trust for the benefit of the Unitholders entitled thereto, an amount in cash, without interest, equal to the Underpayment Amount, and shall, with the Unitholders’ Representative, deliver joint written instructions to the Escrow Agent instructing to the Escrow Agent to disburse the entire Escrow Amount to an account designated by the Unitholders’ Representative in trust for the benefit of the Unitholders entitled thereto.

Section 2.14 Fractional Shares. No fractional Convertible Preferred Shares or shares of Parent Common Stock shall be issued in connection with the transactions contemplated hereby and, in lieu thereof, the party entitled to receive such a fractional share shall receive an amount in cash, without interest, determined by multiplying (i) in the case of Convertible Preferred Shares, (A) the fraction of a Convertible Preferred Share to which such holder would otherwise have been entitled by (B) the Liquidation Preference or (ii) in the case of Parent Common Stock, (A) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled by (B) the Market Price.

Section 2.15 Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Purchaser, Merger Sub, the Surviving Company, the Escrow Agent and the Unitholders’ Representative shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.16 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing the Company Units that were outstanding immediately prior to the Effective Time shall cease to have any rights as Members (as defined in the Operating Agreement) of the Company. The unit transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time and no further transfer of any such Company Units shall be made on such unit transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of the Company Units (a “Company Unit Certificate”) is presented to the Surviving Company, such Company Unit Certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 2.17.

Section 2.17 Surrender of Certificates. (a) As promptly as practicable after the date of this Agreement, the Unitholders’ Representative shall mail to each holder of record of Company Units a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”), to be completed and delivered by each Unitholder to effect the exchange of such Unitholder’s Company Units for the payment of the portion of the Merger Consideration payable pursuant to Section 2.08(b)(i) and the amounts payable pursuant to Section 2.08(b)(ii), in each case, in respect of each Company Unit represented thereby, without any interest thereon. Upon completion and delivery of a duly executed Letter of Transmittal and such other documents as the Unitholders’ Representative shall reasonably require and surrender of the applicable Company Unit Certificate(s), following the Effective Time, the Unitholder shall be entitled to receive from the Unitholders’ Representative in exchange therefor a check or wire transfer and, if applicable, delivery of Convertible Preferred Shares or shares of Parent Common Stock, in the aggregate amounts equal to the applicable portion of the Merger Consideration payable to such Unitholder pursuant to Section 2.08(b) in respect of each Company Unit evidenced by such certificate exchanged by such Unitholder pursuant to this Section 2.17.

(b)  Following the Effective Time, each holder of a Company Unit Certificate shall look only to the Unitholders’ Representative for payment of the portion of the Merger Consideration payable pursuant to Section 2.08(b)(i) and the amounts payable pursuant to Section 2.08(b)(ii), in each case, in respect of such Company Units, and may surrender such Company Unit Certificate to the Unitholders’ Representative and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the portion of the Merger Consideration payable pursuant to Section 2.08(b)(i) and the amounts payable pursuant to Section 2.08(b)(ii).

(c)  If any Company Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of, and agreeing to indemnify the Unitholders’ Representative, the Surviving Company and Parent, in form and substance reasonably acceptable to the Unitholders’ Representative and Parent, with respect to, that fact by the person claiming such Company Unit Certificate to be lost, stolen or destroyed, the Unitholders’ Representative shall, following the Effective Time, issue in exchange for such lost, stolen or destroyed Company Unit Certificate, the payment deliverable in respect thereof determined in accordance with this Article 2.

(d)  Except as required by Applicable Law, no dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time shall be paid to the holder of any Company Unit Certificate (whether surrendered or unsurrendered).

(e)  All consideration paid in respect of the surrender or exchange of Company Units in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Units. If, after the Effective Time, Company Unit Certificates are presented to the Surviving Company for any reason, they shall be canceled and submitted to the Unitholders’ Representative for exchange as provided in this Section 2.17.

Section 2.18 Adjustments.  If during the period between the date of this Agreement and the Effective Time, any change in the outstanding equity of the Company shall occur by reason of any reclassification, recapitalization, equity split or combination, exchange or readjustment of equity, the amounts payable hereunder in exchange for Company Units shall be appropriately adjusted solely to account for such event.

Article 3
Representations and Warranties of PEG Holdings

PEG Holdings represents and warrants to Parent, Purchaser and Merger Sub as of the date hereof and as of the Closing Date that:

Section 3.01 Existence and Power. PEG Holdings (a) is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, (b) has all organizational powers and (where applicable) all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (c) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to have such powers, licenses, authorizations, permits, consents and approvals or be so qualified would not reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the performance by PEG Holdings of its obligations under this Agreement or any of the Transaction Documents to which it is a party.

Section 3.02 Authorization. The execution, delivery and performance by PEG Holdings of this Agreement and each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within PEG Holdings’ organizational powers and have been duly authorized by all necessary organizational action on the part of PEG Holdings. This Agreement has been, and the Transaction Documents to which it is or will be a party have been (or will be at Closing), duly executed and delivered by PEG Holdings and each constitutes (or will constitute) the valid and binding agreement of PEG Holdings enforceable against it in accordance with their applicable terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03 Noncontravention. The execution, delivery and performance by PEG Holdings of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation by PEG Holdings of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of PEG Holdings, (ii) assuming compliance with Sections 4.03 and 5.03 of this Agreement, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of PEG Holdings, or (iv) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PEG Holdings or to a loss of any benefit to which PEG Holdings is entitled under any provision of any agreement or other instrument binding upon PEG Holdings except for such exceptions, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the performance by PEG Holdings of its obligations under this Agreement or any of the Transaction Documents to which it is a party.

Section 3.04 Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of PEG Holdings, threatened, against PEG Holdings before any arbitrator or any Governmental Authority as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of PEG Holdings to perform its obligations under this Agreement or the Transaction Documents, or in any manner seeks to prevent, enjoin or materially delay the performance by PEG Holdings of its obligations under this Agreement or any Transaction Document. PEG Holdings is not subject as of the date of this Agreement to any judgment, decree, injunction, rule or order of any Governmental Authority that is or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of PEG Holdings to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party or the transactions contemplated by this Agreement or the Transaction Documents, or seeks to prevent, enjoin or materially delay the performance by PEG Holdings of its obligations under this Agreement or any of the Transaction Documents to which it is or will be a party.

Section 3.05 Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents by reason of any action taken by PEG Holdings or any of its Affiliates (other than any of the Acquired Companies).

Section 3.06 Investment Purpose. (a) PEG Holdings will be acquiring the Parent Common Stock and the Convertible Preferred Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. PEG Holdings acknowledges that the issuance of the Parent Common Stock and the Convertible Preferred Shares hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and that the Parent Common Stock and the Convertible Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.

(b)  PEG Holdings represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act. PEG Holdings agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the Convertible Preferred Shares and the Parent Common Stock.

Section 3.07 Exclusivity of Representations. The representations and warranties made by PEG Holdings in this Agreement and the Transaction Documents are the exclusive representations and warranties made by PEG Holdings in connection with the transactions contemplated by this Agreement or the Transaction Documents. PEG Holdings hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company or PEG Holdings.

Article 4
Representations and Warranties of the Company

Subject to Section 13.03, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent, Purchaser and Merger Sub as of the date hereof and as of the Closing Date that:

Section 4.01 Existence and Power. (a) The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has all limited liability company powers required to carry on its business as now conducted.

(b)  The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(c)  The Company has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company has heretofore made available to Parent, Purchaser and Merger Sub true and complete copies of the certificate of formation and operating agreement of the Company as currently in effect.

(d)  PEG Holdings does not have any assets, employees or operations and does not conduct any business, other than its ownership of Company Units and immaterial business conducted in connection with the maintenance of its limited liability company existence and matters incidental thereto.

Section 4.02 Authorization. The execution, delivery of, and performance by the Company of its obligations under, this Agreement and the consummation of the transactions contemplated hereby are within the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company Board of Managers Approval is the only approval or consent of the Company or the holders of the Company’s capital stock or other equity of the Company necessary in connection with execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby, and there are no votes, approvals or consents of the holders of any of the Acquired Company’s capital stock (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificate of Designations with the State Department of Assessments and Taxation of Maryland, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filings in respect of the Required Governmental Approvals, and receipt of the consents, approvals, waivers, licenses and authorizations contemplated thereby; (iv) any consent, approval, authorization or permit required to be obtained solely by reason of Parent’s, Purchaser’s or the Merger Sub’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement or any Transaction Document and (v) any actions or filings the absence of which, individually or in the aggregate, would not and would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or to prevent, enjoin or materially delay the consummation by the Company of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents.

Section 4.04 Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and by the Transaction Documents do not and will not (i) violate the certificate of formation of the Company or the Operating Agreement, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, or (iv) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled under any provision of any agreement or other instrument binding upon any Acquired Company with only such exceptions, in the case of clauses (ii), (iii) and (iv), as would not and would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, or to prevent, enjoin or materially delay the consummation by the Company of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents.

Section 4.05 Capitalization. (a) The authorized equity interests of the Company consist of (i) 60,000,000 Class A Preferred Units, (ii) 60,000,000 Class A-1 Preferred Units, (iii) 156,000,000 Class A-2 Preferred Units, (iv) 50,000,000 Class A-3 Preferred Units, (v)65,000,000 Class A-4 Preferred Units, (vi) 80,000,000 Class B Common Units and (vii) 800,000,000 Class C Common Units. As of the date hereof, there are outstanding (i) 60,000,000 Class A Preferred Units, (ii) 56,603,774 Class A-1 Preferred Units, (iii) 155,416,780 Class A-2 Preferred Units, (iv) 43,779,375 Class A-3 Preferred Units, (v) 61,082,836 Class A-4 Preferred Units, (vi) 40,717,007 Class B Common Units and 2,446,220 Restricted Units, and (vii) 372,574,965 Class C Common Units. Section 4.05(a) of the Company Disclosure Schedule sets forth a true and correct description of each record holder of such outstanding Company Units and contains a complete and correct list of each outstanding Option award, including the Option Holder, date of grant, exercise price, vesting schedule and terms and number of Company Units subject thereto.

(b)  All outstanding equity interests, voting securities or other ownership interests in the Company have been duly authorized and validly issued. Except as set forth in Section 4.05(a), there are no outstanding (i) equity interests, voting securities or other ownership interests of the Company, (ii) securities of the Company convertible into or exchangeable for ownership interests or voting securities of the Company or (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, or rights (including phantom equity or appreciation rights) relating to, any ownership interest, voting securities or securities convertible into or exchangeable for ownership interests or voting securities of any Acquired Company (the items in Sections 4.05(b)(i), 4.05(b)(ii) and 4.05(b)(iii) being referred to collectively as the “Company Securities”). Other than pursuant to the Operating Agreement, there are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Company Securities or to vote any Company Securities in accordance with the interests of any Person. Other than this Agreement and the Operating Agreement, there are no agreements or other instruments relating to the issuance, sale or transfer of any Company Securities.

(c)  The Company has caused to be taken (or will cause to be taken prior to Closing) all such actions as are necessary or appropriate to provide for the treatment of all Options in accordance with Article 2.

Section 4.06 Subsidiaries. (a) Each Subsidiary of the Company is a limited liability company or other entity duly incorporated or formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation.

(b)  Each Subsidiary of the Company (i) has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, (ii) is duly qualified to do business as a foreign corporation or other entity and (iii) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. All Subsidiaries of the Company, their respective jurisdictions of incorporation or formation and each jurisdiction where such Subsidiary is qualified to do business as a foreign entity are identified on Section 4.06(b) of the Company Disclosure Schedule.

(c)  All of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than Liens that will be extinguished at Closing) and of any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting security (other than those imposed by Applicable Law). There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or other obligation of any Subsidiary of the Company to issue, or other rights (including phantom equity or appreciation rights, relating to) any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary (the items in Sections 4.06(c)(i) and 4.06(c)(ii) being referred to collectively as the “Subsidiary Securities”). Except as set forth in the Operating Agreement, there are no outstanding obligations of any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or to vote any Subsidiary Securities in accordance with the interests of any Person. Other than this Agreement, the Operating Agreement, there are no agreements or other instruments relating to the issuance, sale or transfer of the Subsidiary Securities.

Section 4.07 Financial Statements. (a) The audited consolidated balance sheets as of December 31, 2012, 2013 and 2014, the related audited consolidated statements of operations and cash flows for each of the years then ended (such balance sheet as of December 31, 2014 and such statement of operations and cash flows for the year then-ended, the “PEG Financial Statements”), the unaudited interim consolidated balance sheet as of September 30, 2015 and the related unaudited interim consolidated statements of operations and cash flows for the nine months ended September 30, 2015 of PEG Holdings and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnote disclosures and other presentation items in the case of any unaudited interim financial statements).

(b)  Section 4.07(b) of the Company Disclosure Schedule accurately describes the aggregate amount of any payment obligations of the Acquired Companies in respect of the Deferred Revenue Items as of November 30, 2015.

Section 4.08 Absence of Certain Changes. (a) Since the Balance Sheet Date, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect.

(b)  From the Balance Sheet Date until the date hereof, there has not been any action taken by the Acquired Companies that, if taken during the period from the date of this Agreement through the Closing Date without Merger Sub’s consent, would constitute a breach of Section 6.01.

Section 4.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)  liabilities provided for in the Balance Sheet or expressly set forth in the notes thereto;

(b)  liabilities incurred in the ordinary course of business since the Balance Sheet Date and, with respect to liabilities incurred on or prior to September 30, 2015, reflected on the unaudited interim consolidated balance sheet of PEG Holdings and its Subsidiaries as of September 30, 2015; and

(c)  other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.

Section 4.10 Material Contracts. (a) Section 4.10(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement:

(i)  (A) any lease, license or Easement of real property or personal property under which any of the Acquired Companies is the lessee and is obligated to make payments of more than $75,000 per annum or more than $250,000 in the aggregate over the term of the lease, license or Easement; and (B) any master agreement pursuant to which any of the Acquired Companies leases or licenses space at a cell tower site;

(ii)  (A) any IRU or (B) any other agreement or contract pursuant to which any of the Acquired Companies use or have the right to use network infrastructure, including Fiber, conduit, space, power and other associated property necessary to operate a network, in each case, that provides for either (1) annual payments by any of the Acquired Companies of $75,000 or more or (2) aggregate payments over the term of such IRU or such other agreement or contract by any of the Acquired Companies of $250,000 or more;

(iii)  (A) (x) any material contract or agreement with one of the top four (4) customers by revenue of the Acquired Companies, taken as a whole, for the year ended September 30, 2015, and (y) to the knowledge of the Company, all other contracts or agreements with each of the customers described in clause (x); and (B) any other sales, distribution, license or other similar agreement providing for the sale or license by any Acquired Company of materials, services, equipment or other assets that provides for either (1) annual payments to the Acquired Companies of $75,000 or more or (2) aggregate payments to the Acquired Companies of $250,000 or more;

(iv)  (A) any contract or agreement with one of the top twenty (20) vendors that provide the Acquired Companies with equipment or telecommunications services by dollar amount paid to such vendors by the Acquired Companies, taken as a whole, for the year ended September 30, 2015; and (B) any other contract or agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (1) annual payments by the Acquired Companies of $75,000 or more or (2) aggregate payments by the Acquired Companies of $250,000 or more;

(v)  any contracts or agreements with a Governmental Authority or any currently outstanding bids, proposals or other offers related to contracts or agreements with a Governmental Authority;

(vi)  any contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which any Acquired Company is a party or otherwise holds any interest in;

(vii)  any agreement relating to the acquisition or disposition of any business of any Person (whether by merger, sale of stock, sale of assets or otherwise), for aggregate consideration in excess of $1,000,000 entered into on or after January 1, 2012 and pursuant to which any of the Acquired Companies has any material actual, contingent or other liabilities or obligations as of the date of this Agreement;

(viii)  any agreement relating to Indebtedness;

(ix)  any option, license, franchise or similar agreement that is material to the Acquired Companies, taken as a whole;

(x)  any agency, dealer, sales representative, marketing or other similar agreement that is material to the Acquired Companies, taken as a whole;

(xi)  any agreement that limits the freedom of the Acquired Companies to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Acquired Companies after the Closing Date or which would so limit the freedom of the Surviving Company or any of its Affiliates after the Closing;

(xii)  any agreement that contains exclusivity or “most favored nation” obligations or restrictions binding on the Acquired Companies or that would be binding on the Surviving Company or any of its Affiliates after the Closing;

(xiii)  any agreement (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off the shelf computer software (including shrink wrap agreements) that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less) granting or restricting any right to use, exploit or practice any Intellectual Property Right that is material to the Acquired Companies, taken as a whole;

(xiv)  any Affiliate Contract;

(xv)  any agreement (including employment agreements and agreements containing non-competition, non-solicitation or confidentiality covenants) with any Key Employee;

(xvi)  any agreement providing for material indemnification by the Acquired Companies, or in favor of the Acquired Companies, other than indemnification provisions arising in the ordinary course of business consistent with past practice; and

(xvii)  any other agreement, commitment, arrangement or plan not made in the ordinary course that is material to the Acquired Companies, taken as a whole (other than those of the type described in clauses (i) through (xvi) above).

(b)  Each agreement, contract, plan, lease, arrangement or commitment disclosed in Section 4.10(a) of the Company Disclosure Schedule or required to be disclosed pursuant to Section 4.10(a) (each, a “Material Contract”) is a valid and binding agreement of the applicable Acquired Company or Acquired Companies, as the case may be, and is in full force and effect, and none of the Acquired Companies or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each Material Contract have been made available to Parent, Purchaser and Merger Sub prior to the date of this Agreement.

(c)  Since the Balance Sheet Date, none of the Acquired Companies has received any written or, to the Company’s knowledge, oral indication of an intention to terminate or, in the case of a Material Contract related to an ongoing relationship in the ordinary course of business with the party thereto, fail to renew any Material Contract by any of the parties to any Material Contract.

(d)  Section 4.10(d) of the Company Disclosure Schedule sets forth a true and complete list of the (x) top four customers, (y) top twenty vendors and (z) top twenty Fiber lessors or providers of Fiber IRUs (in each case, measured by aggregate contract value for the year ended September 30, 2015) of the Acquired Companies, taken as a whole (each such customer, vendor, lessor or provider, a “Significant Customer and Vendor”). Since the Balance Sheet Date, no Significant Customer or Vendor has ceased its purchases from or sales or provision of services to or from the Acquired Companies or, to the knowledge of the Company, threatened to cease such purchases or sales or provision of services. Since the Balance Sheet Date, (i) no Significant

Customer or Vendor has materially reduced its purchases from or sales or provision of services to or from, or has materially delayed or interrupted purchases from or provision of sales or services to or from, the Acquired Companies, as applicable, other than in the ordinary course of business, (ii) to the knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services, (iii) to the knowledge of the Company, there have been no material disputes or controversies with any Significant Customer or Vendor and (iv) to the knowledge of the Company, since December 31, 2014, no Significant Customer or Vendor has given notice of an intent to cease or materially reduce its purchases from or sales or provision of services to or from the Acquired Companies, as applicable.

(e)  None of the Acquired Companies is party to a contract or arrangement with one of the customers described in Section 4.10(a)(iii)(A)(x) with substantially different pricing terms, restrictions on network usage or other material terms than such similar terms contained in the service orders, purchase orders and addendums listed on Section 4.10(a)(iii)(A) of the Company Disclosure Schedule.

Section 4.11 Tax Matters. (a) Filing and Payment. Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, (i) all material Acquired Company Returns have been filed when due in accordance with all applicable laws; (ii) all Acquired Company Returns that have been filed were true and complete in all material respects; (iii) all Taxes shown as due and payable on any Acquired Company Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority and (iv) each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.

(b)  Financial Records. Except as set forth on Section 4.11(b) of the Company Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the Balance Sheet Date; (ii) since the Balance Sheet Date, none of the Acquired Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Asset or Tax liability of any of the Acquired Companies; and (iii) all information set forth in the Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c)  Procedure and Compliance. Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, (i) all Acquired Company Returns filed through the Tax year ended December 31, 2011 have been examined and closed or are Acquired Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) none of the Acquired Companies (or any member of any affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Acquired Company Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened, in writing, against or with respect to any of the Acquired Companies in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of any of the Acquired Companies has been threatened, proposed or made by a Taxing Authority, in writing, during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Acquired Companies and any Taxing Authority and no Acquired Company has received a ruling with respect to any Tax or Tax Asset from any Taxing Authority; (vi) in the past five taxable years, none of the Acquired Companies has received a formal, written tax opinion with respect to any transaction relating to any of the Acquired Companies, other than a transaction in the ordinary course of business; and (vii) none of the Acquired Companies will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period (nor has any deduction economically attributable to a Post-Closing Tax Period been claimed in a Pre-Closing Tax Period).

(d)  Taxing Jurisdictions. Section 4.11(d) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Companies files a Tax Return. No claim has been made by any Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e)  Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, (i) none of the Acquired Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of any of the Acquired Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) none of the Acquired Companies is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (B) or (C) of the definition of “Covered Tax” is currently payable by any of the Acquired Companies, regardless of whether such Tax is imposed on any of the Acquired Companies; and (iv) none of the Acquired Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any of the Acquired Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)  Certain Agreements and Arrangements. Except as set forth on Section 4.11(f) of the Company Disclosure Schedule, none of the Acquired Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)  Property and Leases. Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, (i) none of the Acquired Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by any of the Acquired Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)  Entity Status. (i) The Company is treated as a partnership for U.S. federal income tax purposes. (ii) Each of the other Acquired Companies is an entity that is treated as disregarded from its owner for U.S. federal income tax purposes (except for PEG Bandwidth NY I, Inc., which is an entity that is treated as a corporation for U.S. Federal income tax purposes). (iii) To the knowledge of the Company, no Tax Return has been filed in any jurisdiction in which any of the Acquired Companies was treated, for U.S. Federal income tax purposes, other than as described in Section 4.11(h)(i) or (ii), as applicable.

(i)  Tax Exemptions. Section 4.11(i) of the Company Disclosure Schedule contains a list of each Tax Grant. Each of the Acquired Companies has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of any of the Acquired Companies for any Tax Grant.

(j)  At no point during the two-year period ending on the date hereof was PEG Bandwidth NY I, Inc. a distributing corporation of a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code.

Section 4.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, any of the Acquired Companies or any Person for whom any Acquired Company may be liable or any of their respective properties, before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole, or seeks to prevent, enjoin or materially delay the consummation by the Company of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents.

Section 4.13 Compliance with Laws and Court Orders. None of the Acquired Companies is in violation of, and has not since January 1, 2012 violated, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, including any Telecommunications Law, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. No Acquired Company is subject to any outstanding judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as whole, or that seeks to prevent, enjoin or materially delay the consummation by the Company of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the Transaction Documents.

Section 4.14 Properties. (a) As of the date hereof, none of the Acquired Companies owns any real property.

(b)  The Acquired Companies, in the case of personal property, have good and marketable title to such property, in the case of leased or licensed property and assets, have valid leasehold interests or licenses in, or, in the case of Easements, valid rights to use all property and assets (whether personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, and such property, assets and rights constitute all the material property, assets and rights used to conduct the business of the Acquired Companies as presently conducted. None of such property, assets or rights is subject to any Lien, except:

(i)  Liens for Taxes not yet due or, if due, being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet;

(ii)  mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business and that are not yet due and payable or, if due and payable, are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet;

(iii)  (x) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which, individually or in the aggregate, have not and would not reasonably be expected to materially and adversely affect the conduct of the business thereon as currently conducted; (y) easements, covenants, rights-of-way and other similar restrictions of record which, individually or in the aggregate, have not and would not reasonably be expected to materially and adversely affect the conduct of the business thereon as currently conducted; and (z) Liens encumbering the real property of any third party owner, landlord or developer over which the Acquired Companies have Easement rights or tenant’s or other occupancy rights and subordination or similar agreements relating thereto so long as the matters contemplated in this clause (iii) do not materially interfere with the conduct of the business by the Acquired Companies as currently conducted on any such real property;

(iv)  the terms and conditions of any lease or Easement agreement which the Acquired Companies are party to, including any statutory landlord’s lien, which terms and conditions are customary for similar leases or Easements negotiated on commercially reasonable terms;

(v)  in respect of Intellectual Property, non-exclusive licenses of Intellectual Property granted in the ordinary course of business, consistent with past practice;

(vi)  Liens that will be released or extinguished at the Closing;

(vii)  Liens specifically disclosed in the financial statements described in Section 4.07; or

(viii)  Liens which do not materially detract from the value, materially interfere with any present or intended use or materially and adversely affect the marketability of any such property or assets (clauses (i) through (viii) of this Section 4.14(b) are, collectively, the “Permitted Liens”).

(c)  The plants, buildings, structures, equipment and personal property owned by the Acquired Companies have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d)  None of the Acquired Companies has received any written notice that any condemnation proceedings have been instituted with respect to any material real property that it owns in fee, leases or licenses.

Section 4.15 Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.

(b)  The Acquired Companies own or have a valid, enforceable and sufficient right to use all Intellectual Property Rights used or held for use in, the conduct of the business of the Acquired Companies as currently conducted except where the failure to so own or have the right to use would not, individually or in the aggregate, reasonable be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. There exist no restrictions on the transfer of the Owned Intellectual Property Rights.

(c)  None of the Acquired Companies has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Right of any Person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Acquired Companies or any present or former officer, director or employee of the Acquired Companies (i) based upon, or challenging or seeking to deny or restrict, the rights of the Acquired Companies in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided or processes used by the Acquired Companies conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Acquired Companies have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.

(d)  None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. The Acquired Companies are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien (other than Permitted Liens).

(e)  The Acquired Companies have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights that are material to the business or operations of the Acquired Companies and registered or have applications for registrations pending therefor, including payment of applicable maintenance fees and filing of applicable statements of use.

(f)  To the knowledge of the Company, within the last three (3) years, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or the Acquired Companies’ rights in any Licensed Intellectual Property Right. The Acquired Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights that are of a confidential nature used in and are material to the business or operation of the Acquired Companies and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Acquired Companies all of whom are bound by written confidentiality agreements substantially in the form previously made available to Parent, Purchaser and Merger Sub. To the knowledge of the Company, within the last three (3) years, the Acquired Companies’ have not suffered any material breaches of any such confidential Intellectual Property Rights that have resulted in the unauthorized disclosure of or loss of any such confidential Intellectual Property.

(g)  The IT Assets operate and perform substantially in a manner that permits the Acquired Companies to conduct their business as currently conducted except where the failure to so operate and perform would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. To the knowledge of the Company, the Acquired Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.

(h)  The Acquired Companies have at all times materially complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations. No claims have been asserted or, to the knowledge of the Company, threatened against the Acquired Companies by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws.

Section 4.16 Insurance Coverage. A list of all insurance policies and fidelity bonds held by the Acquired Companies or their Affiliates relating to the assets, business, operations, employees, officers and directors of the Acquired Companies is set forth in Section 4.16 of the Company Disclosure Schedule (the “Company Insurance Policies”) and true and complete copies thereof have been made available to Parent, Purchaser and Merger Sub. There are no material claims by the Acquired Companies pending under any such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. As of the date hereof, all premiums due and payable under all such policies and bonds have been timely paid in full. None of the Acquired Companies is in material default under any such policy or bond and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond.

Section 4.17 Licenses and Permits. (a) Section 4.17 of the Company Disclosure Schedule sets forth each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority affecting, or relating to, the assets or business of the Acquired Companies (the “Permits”) together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect. Each of the Acquired Companies is in material compliance with, and has fulfilled and performed, in all material respects, all of its obligations with respect to the Permits held by it. The Permits listed on Section 4.17 of the Company Disclosure Schedule are all the material licenses, franchises, permits, certificates, approvals or other similar authorizations issued by a Governmental Authority required to carry on the business of the Acquired Companies as now conducted and to own the properties of the Acquired Companies.

(b)  None of the Acquired Companies is in material default under, and since January 1, 2012, none of the Acquired Companies has been in material default under, any Permit held or required to be held by it and none of such Permits have been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Acquired Companies (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof).

(c)  Except as would be immaterial to the Acquired Companies, the appropriate Acquired Company has accurately filed all reports and paid all fees, assessments, and contributions (including, federal and state regulatory fees, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan, and/or to the shared costs of local number portability administration) required by the Permits and Applicable Laws. Since January 1, 2012, no notices have been received by any of the Acquired Companies alleging the failure to hold any Permit required to be held by the Acquired Companies to conduct their respective businesses or own their respective assets. To the knowledge of the Company, no Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon permits of the same type and (ii) any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.

Section 4.18 Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents by reason of any action taken by any of the Acquired Companies prior to Closing.

Section 4.19 Environmental Matters. Except as disclosed in Section 4.19 of the Company Disclosure Schedule:

(a)  (i) no notice, demand, request for information, citation, summons or complaint has been received; (ii) no order, judgment, decree or injunction has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company, threatened, in each case, with respect to any Acquired Company (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance reasonably likely to result in material liability of any Acquired Company;

(b)  there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, (ii) any property or facility now or previously owned, leased or operated by, or (iii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each of case (b)(i), (ii) and (iii), any Acquired Company (or any of their respective predecessors) that is reasonably likely to result in material liability under Environmental Laws of any Acquired Company;

(c)  each Acquired Company (i) is and has since January 1, 2012, been in compliance with all Environmental Laws in all material respects; (ii) possesses and maintains all required Environmental Permits and is in material compliance with the terms thereof; and (iii) has timely made all appropriate filings necessary for the issuance or renewal thereof; and

(d)  there is no written part of any environmental investigation, study, audit, test, review, analysis or other environmental assessment in the possession, custody or control of any of the Acquired Companies, PEG Holdings or to the knowledge of the Company, any other Unitholders, that identifies any material unresolved liability under Environmental Laws of the Acquired Companies or any of their respective legal predecessors in interest (including in respect of any property now or previously owned, leased or operated by the Acquired Companies or any of their respective legal predecessors in interest) that has not been made available to Parent, Purchaser and Merger Sub at least five days prior to the date hereof.

Section 4.20 Employees and Labor Matters. (a) As of the date hereof, with respect to each employee of the Acquired Companies (each, an “Acquired Company Employee”), the Company has provided to Parent, Purchaser and Merger Sub such employee’s (i) name, (ii)  title, (iii) original date of hire and, if applicable, date of rehire, (iv) whether active or on leave (and, if on leave, the nature of the leave and expected return date), (v) annual salary or wage rate and (vi) current annual bonus opportunity. No later than ten (10) Business Days after the date hereof, the Company shall provide to Parent, Purchaser and Merger Sub, each Acquired Company Employee’s (i) worksite, (ii) status as to whether exempt from the Fair Labor Standards Act, and (iii) most recent annual bonus. The Company has provided to Parent, Purchaser and Merger Sub for each individual independent contractor engaged by the Acquired Companies whose annual compensation exceeds $100,000, such contractor’s name, duties and rate of compensation. Five days prior to the Closing Date, the Company shall provide to Parent, Purchaser and Merger Sub a written statement indicating any changes to the information provided under or set forth in Section 4.20 of the Company Disclosure Schedule as of the Closing Date.

(b)  No Key Employee has provided notice to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(c)  The Acquired Companies are, and have been since January 1, 2012, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans and the payment and withholding of Taxes.

(d)  None of the Acquired Companies is, or since January 1, 2012 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider or any grievances or job actions involving any current or former Service Provider. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(e)  There are no, and since January 1, 2012, there have not been any, labor strikes, slowdowns, stoppages, picketing, interruptions of work or lockouts pending or, to the Company’s knowledge, threatened against or affecting any of the Acquired Companies. There are no material unfair labor practice complaints pending or, to the Company’s knowledge, threatened against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.

(f)  The Acquired Companies are, and have been since January 1, 2012, in compliance with WARN and has no liabilities or other obligations thereunder.

(g)  None of the Acquired Companies has taken any action that would reasonably be expected to cause the Surviving Company or any of its Affiliates to have any liability or other obligation following the Closing Date under WARN.

Section 4.21 Employee Benefits. (a) Section 4.21(a) of the Company Disclosure Schedule sets forth each material Employee Plan. Prior to the date hereof, Parent, Purchaser and Merger Sub have been furnished a true and complete copy of each material Employee Plan (or a description, if such plan is not written) and all amendments thereto and, as applicable, (i) all related trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent annual report (Form 5500 including audited financial statements and, if applicable, Schedule B thereto) and actuarial valuation report prepared in connection therewith and (iv) the most recent determination or opinion letter from the Internal Revenue Service relating thereto.

(b)  None of the Acquired Companies nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan.

(c)  With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Companies to incur any material liability under ERISA or the Code.

(d)  None of the Acquired Companies has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(e)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(f)  Each Employee Plan (including, without limitation, the Company Stock Plan and all awards thereunder) comply, and have been operated in compliance, in all material respects with the requirements of Section 409A of the Code.

(g)  None of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(h)  Each Employee Plan has been maintained in all material respects in compliance with its terms and all Applicable Law, including ERISA and the Code.

(i)  No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.

(j)  There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Acquired Companies or any of their Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k)  No Employee Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(l)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Acquired Companies or, after the Closing, the Surviving Company or any of its Affiliates, to merge, amend or terminate any Employee Plan.

Section 4.22 Affiliate Transactions. Other than this Agreement, the Transaction Documents and the Operating Agreement and ordinary course agreements incident to the employment of any Unitholder by the Acquired Companies, none of the Unitholders and none of the members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) of the Unitholders (other than any of the Acquired Companies) (i) is, or has in the past three years been, involved, directly or indirectly, in any material business arrangement or other material relationship with the Acquired Companies (whether written or oral) (other than director, officer or employment relationships or as an equity holder of the Company), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Acquired Companies (other than the Company Units), (iii) licenses Intellectual Property (either to or from the Acquired Companies), (iv) has any material obligations to the Acquired Companies, including to purchase or sell any material tangible or intangible asset, (v) is the beneficiary of any management or other fees paid by the Acquired Companies; (vi) is indebted to or, in the past three years, has borrowed money from or lent money to, or is a guarantor or indemnitor of any Acquired Company (other than any such indebtedness, guarantee or indemnity that will be discharged or extinguished at or prior to Closing), or (vii) is providing, or has in the past three years provided, or been engaged to provide, any material services to the Acquired Companies (other than in its or his capacity as a director, officer or employee of the Acquired Companies) (any agreement related to the arrangements described in clauses (i) through (vii) hereof , including any such agreements listed on Section 4.22 of the Company Disclosure Schedule or required to be listed on Section 4.22 of the Company Disclosure Schedule, an “Affiliate Contract”).

Section 4.23 Network Operations. (a) Overall Network. The network of the Acquired Companies is in good working condition and is without any material defects or defects necessary to operating the business of the Acquired Companies as operated by the Acquired Companies. Section 4.23 of the Company Disclosure Schedule sets forth for the Acquired Companies’ current operations, a complete list of all outage details reasonably applicable to material incidents for the twelve-month period ending November 30, 2015 (and for the twelve-month period ending December 31, 2015 for Contact Network, LLC), including any incidents in each market where the Acquired Companies failed to meet applicable “Service Level Agreements” under any Material Contract.

(b)  Fiber Network. The description of the Fiber comprising the Acquired Companies’ Fiber networks and the list of equipment and the location thereof used by the Acquired Companies to “light” such Fiber set forth in Section 4.23(b) of the Company Disclosure Schedule including in any .KMZ file referenced on such Section of the Company Disclosure Schedule and delivered in connection with execution of this Agreement) is complete and correct in all material respects.

(c)  Network Performance. Section 4.23(c) of the Company Disclosure Schedule sets forth an accurate list of network availability statistics related to the network of the Acquired Companies performing services for the Acquired Company’s top four customers for the twelve-month period ending September 30, 2015. The network of the Acquired Companies, including the Ethernet Virtual Connection provided thereby, provides sufficient functionality such that the Acquired Companies meet in all material respects the performance criteria defined in the “Service Level Agreements” with the customers of the Acquired Companies.

(d)  Microwave Network. Section 4.23(d) of the Company Disclosure Schedule sets forth a true and correct list of all sites operated by the Acquired Companies as part of their microwave network. Each such microwave site operated by the Acquired Companies includes one or more licensed microwave transmit/receive facilities.

(e)  Maintenance. The Acquired Companies have good and valid title to or otherwise have the right to use, and adequate rights of access to, all items and equipment used to operate and maintain the network of the Acquired Companies and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

(f)  Access. The Acquired Companies have adequate rights of access to the buildings and other property served by their Fiber facilities and microwave facilities that are consistent with reasonable industry standards.

(g)  Field Service Technicians. All field service technicians employed or engaged by the Acquired Companies are reasonably qualified to perform maintenance services in the markets where the Acquired Companies employs or engages them to provide services.

(h)  Network Monitoring Capabilities. The Acquired Companies have provisioned and maintain remote monitoring tools capable of capturing hourly and/or daily performance data with respect to the entirety of the Acquired Companies’ network. Such remote monitoring tools enable the Acquired Companies to create monthly reports as per customer specifications.

(i)  Tower Leases. Section 4.23(i) of the Disclosure Schedule sets forth a true and correct list of the cell tower sites where the Acquired Companies lease or license space, which list includes the location of the cell tower and the identity of the lessor or licensor. The Acquired Companies have a good and valid lease interest or license in the leased or licensed, as applicable, space at each of such tower sites. For each of the tower leases or licenses identified on Section 4.23(i) of the Disclosure Schedule where Verizon Wireless or one of its Affiliates (including Cellco Partnership) was the party that entered into the lease, the Acquired Companies are not required to pay any rent to the lessor or any of its Affiliates (so long as the lessor only provides services to Verizon Wireless or one of its Affiliates (including Cellco Partnership)) using the leased space and the term of each such lease (including any extensions thereof) is at least 15 years.

Section 4.24 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company in connection with the transactions contemplated by this Agreement or the Transaction

Documents. The Company hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company.

Article 5
Representations and Warranties of Parent, Purchaser and Merger Sub

Subject to Section 13.03, except as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with the Securities and Exchange Commission and publicly available subsequent to January 1, 2014 and prior to the date of this Agreement (excluding any information contained in any part of any such report, schedule, form statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), each of Parent, Purchaser and Merger Sub represents and warrants to the Company and PEG Holdings as of the date hereof and as of the Closing Date that:

Section 5.01 Existence and Power. (a) Each of Parent, Purchaser and Merger Sub is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers required to carry on its business as now conducted.

(b)  Each of Parent, Purchaser and Merger Sub has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c)  Each of Parent, Purchaser and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or to prevent, enjoin or materially delay the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated by, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents.

(d)  Merger Sub was formed on January 6, 2016 for the sole purpose of effecting the transactions contemplated by this Agreement and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of Merger Sub’s existence, performance of this Agreement and matters incidental thereto.

Section 5.02 Authorization. The execution, delivery of, and performance by each of Parent, Purchaser and Merger Sub of their respective obligations under, this Agreement and the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent, Purchaser and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent, Purchaser and Merger Sub. This Agreement has been, and the Transaction Documents to which it is or will be a party have been (or will be at Closing), duly executed and delivered by each of Parent, Purchaser and Merger Sub and each constitutes (or will constitute) the valid and binding agreement of each of Parent, Purchaser and Merger Sub enforceable against Parent, Purchaser and Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No votes, approvals or consents of the holders of any of Parent’s, Purchaser’s or Merger Sub’s capital stock (other than any that have been obtained prior to the date hereof or that will be obtained immediately after execution of this Agreement) are necessary in connection with execution and delivery of, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents or the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated hereby or thereby.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent, Purchaser and Merger Sub of this Agreement and the Transaction Documents to which it is a party and the consummation by each of Parent, Purchaser and Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (i) the filing of the Certificate of Designations with the State Department of Assessments and Taxation of Maryland; (ii) compliance with any applicable requirements of the HSR Act; (iii) the filings in respect of the Required Governmental Approvals, and receipt of the consents, approvals, waivers, licenses and authorizations contemplated thereby; (iv) any consent, approval, authorization or permit required to be obtained solely by reason of PEG Holdings’, the other Unitholders or the Acquired Companies’ (as opposed to any third party’s) participation in the transactions contemplated by this Agreement or any Transaction Document and (v) any actions or filings, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or to prevent, enjoin or materially delay the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated by, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents.

Section 5.04 Noncontravention. The execution, delivery and performance by each of Parent, Purchaser and Merger Sub of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the articles of incorporation or bylaws of Parent, Purchaser or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Parent or any of its Subsidiaries, or (iv) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries with only such exceptions, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or to prevent, enjoin or materially delay the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated by, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents.

Section 5.05 Financing; Convertible Preferred Shares; Parent Common Stock. (a) Parent has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Cash Payment, any Underpayment Amount and any other payments required by Section 2.13(c), in each case, if and when due.

(b)  When issued in accordance with the terms hereof, the Convertible Preferred Shares and shares of Parent Common Stock to be delivered at Closing will be (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of all Liens (other than Liens imposed by Applicable Law). The Convertible Preferred Shares, when issued, will have the designations, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Certificate of Designations.

Section 5.06 Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Parent, threatened, against Parent, Purchaser or Merger Sub before any Governmental Authority or arbitrator as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, or seeks to prevent, enjoin or materially delay the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated by, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents. None of Parent, Purchaser or Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Authority as of the date of this Agreement that is or would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the consummation by Parent, Purchaser or Merger Sub of the transactions contemplated by, or the performance by Parent, Purchaser or Merger Sub of their respective obligations under, this Agreement and the Transaction Documents.

Section 5.07 Finders’ Fees. Other than Citigroup Global Markets Inc. and Stephens Inc., no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by Parent, Purchaser or Merger Sub.

Section 5.08 Investment Purpose. Purchaser will be acquiring the Company Units for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.

Section 5.09 Parent Capitalization. The authorized equity interests of Parent consist of (i) 50,000,000 preferred shares of Parent, par value $0.0001 per share, and (ii) 500,000,000 shares of Parent Common Stock. As of the date hereof, there are (i) no outstanding preferred shares of Parent, par value $0.0001 per share, and (ii) 150,524,063 outstanding shares of Parent Common Stock, including restricted Parent Common Stock. All outstanding equity interests, voting securities or other ownership interests in Parent have been duly authorized and validly issued. Except as set forth in this Section 5.09, there are no outstanding (a) equity interests, voting securities or other ownership interests of Parent, (b) securities of Parent convertible into or exchangeable for ownership interests or voting securities of Parent or (c) options, warrants or other rights to acquire from Parent, or other obligation of Parent to issue, or rights (including phantom equity or appreciation rights) relating to, any ownership interest, voting securities or securities convertible into or exchangeable for ownership interests or voting securities of Parent (the items in Sections 5.09(a), 5.09(b) and 5.09(c) being referred to collectively as the “Parent Securities”). Other than this Agreement and the Stockholder’s and Registration Rights Agreement between Parent and Windstream Services, LLC, as of the date hereof, there are no agreements or other instruments relating to the issuance, sale or transfer of any Parent Securities (other than agreements related to employee equity awards).

Section 5.10 SEC Documents. As of its filing date, each of Parent’s reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the “SEC”) since October 24, 2014 complied, and each such report, statement, schedule and registration statement filed subsequent to the date hereof but prior to the Closing will comply in all material respects as to form with the applicable requirements of the Securities Act and Exchange Act, as the case may be. As of its filing date, each of Parent’s reports, statements, schedules and registration statements filed with the SEC pursuant to the Exchange Act since October 24, 2014 did not, and each such report, statement, schedule and registration statement filed subsequent to the date hereof but at or prior to Closing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.11 Absence of Material Adverse Effect. Since December 31, 2014, there has not been any Parent Material Adverse Effect.

Section 5.12 Exclusivity of Representations. The representations and warranties made by Parent, Purchaser and Merger Sub in this Agreement and the Transaction Documents are the exclusive representations and warranties made by Parent, Purchaser and Merger Sub in connection with the transactions contemplated by this Agreement or the Transaction Documents. Each of Parent, Purchaser and Merger Sub hereby disclaims any other express or implied representations or warranties.

Article 6
Covenants of the Company

Section 6.01 Conduct of the Acquired Companies. (a) From the date hereof until the Closing Date, except as set forth in Section 6.01 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or any Transaction Document, as required by Applicable Law or consented to by Merger Sub in writing (which consent shall not be unreasonably withheld or delayed), the Company shall and shall cause its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use their commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits, (iii) keep available the services of its directors, officers and employees, including by paying performance bonuses for the 2015 calendar year in the ordinary course in accordance with the past practice of the Acquired Companies, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, lessors, providers of IRUs and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, and (vi) continue to make capital expenditures consistent with the Capex Budget.

(b)  Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or any Transaction Document, as required by Applicable Law or consented to by Merger Sub in writing (which consent shall not be unreasonably withheld or delayed), the Company shall and shall cause its Subsidiaries not to:

(i)  adopt or propose any change in the certificate of formation or equivalent organizational document of any of the Acquired Companies or the Operating Agreement, bylaws or similar organizational documents of any of the Acquired Companies;

(ii)  split, combine or reclassify any ownership interests of the Acquired Companies or declare, set aside or pay any non-cash dividend or other non-cash distribution (whether in stock, ownership interests or property or any combination thereof) in respect of the equity of the Acquired Companies (other than any such dividend or distribution to any other wholly owned Acquired Company), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(iii)  (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities (other than any issuance or sale of such securities to any other wholly owned Acquired Company) or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv)  incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those contemplated by the Capex Budget and (B) any unbudgeted capital expenditures not to exceed $260,000 individually or $2,600,000 in the aggregate;

(v)  (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses that exceed $25,000 individually or $100,000 in the aggregate, other than construction materials, supplies and equipment in the ordinary course of business of the Acquired Companies in a manner that is consistent with past practice or (B) acquire any real property;

(vi)  sell, lease or otherwise transfer, abandon or allow to lapse or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Company’s assets, securities, properties, interests or businesses, other than sales of inventory, sales or abandonment of obsolete equipment or leases or grants of IRUs in dark fiber, in each case, in the ordinary course of business consistent with past practice;

(vii)  sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action reasonably expected to be necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any material Owned Intellectual Property Right;

(viii)  make any loans, advances or capital contributions to, or investments in, any other Person other than in other wholly owned Acquired Companies and advances to employees in the ordinary course of business consistent with past practice;

(ix)  create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness other than Purchase Price Deduction Indebtedness of up to $10,000,000 in the aggregate;

(x)  enter into, or amend or modify in any material respect, or terminate any Material Contract or any agreement or arrangement that would be a Material Contract if such agreement or arrangement were in effect as of the date of this Agreement or (ii) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any such contract or arrangement, in each case, other than in the ordinary course of business consistent with past practice; provided that any Material Contract or any other such agreement or arrangement entered into, or any amendment or modification thereof, shall not contain any terms of the type described in Section 4.10(a)(xi);

(xi)  except as required by Applicable Law or the terms of any Employee Plan as in effect on the date hereof (A) grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, deferred compensation, change in control or severance agreement with, any current or former Service Provider or increase benefits payable under any existing severance or termination pay policies or employment or consulting agreements; other than payments of severance or termination payable to any employee below the level of vice president in connection with the termination of such employee’s employment for any reason other than for cause (as determined by the Company in its reasonable discretion); provided that (1) such severance shall not exceed three months of such employee’s then-current base salary furnished pursuant to Section 4.20 and (2) shall be paid prior to the Closing Date and the Company shall obtain from any such employee a release of claims prior to making such payment; (B) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement, other than routine amendments to health and welfare plans relating to open enrollments that do not result in materially increased administrative costs; (C) increase the compensation, bonus or other benefits payable or provided to any current or former Service Provider, other than to increase salary or wages for employees who are not officers by not more than 3.0% in the aggregate and by not more than 5.0% per employee in the ordinary course consistent with past practice and the Company’s 2016 annual budget; provided that Parent will be consulted regarding any such increase before such increase is communicated to such Service Provider; (D) (x) hire any employees other than to fill vacancies arising due to terminations of employment of employees (1) with annual salaries less than $65,000 or (2) to the extent set forth on the 2016 Budget-Open Headcount Schedule provided to

Parent by the Company as of the date hereof; provided that Parent will be consulted regarding any such hires prior to an offer being extended or (y) terminate the employment of any employee with annual salary in excess of $65,000 (other than for cause or for performance reasons); or (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider;

(xii)  change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in GAAP, as agreed to by their independent public accountants;

(xiii)  settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against any of the Acquired Companies that is material to the Acquired Companies, taken as a whole, or would involve cash payments of over $100,000, or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiv)  make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of any of the Acquired Companies, Parent or any Affiliate of Parent, take any other action outside of the ordinary course of business; or

(xv)  agree, resolve or commit to do any of the foregoing.

Section 6.02 Access to Information. From the date hereof until the Closing Date, PEG Holdings and the Company shall, and the Company shall cause its Subsidiaries to, (i) upon reasonable advance notice, give each of Merger Sub, Purchaser, Parent and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives (such persons, “Representatives”) reasonable access to the offices, properties, books and records of PEG Holdings and the Acquired Companies, (ii) furnish to each of Merger Sub, Purchaser, Parent and their respective Representatives such financial, operating and human resources data and other information relating to PEG Holdings and the Acquired Companies as such Persons may reasonably request, including as it relates to facilitating Purchaser’s and its Representatives’ determination of whether any property or asset of the Acquired Companies is REIT Qualifying Property, and (iii) instruct the Representatives of PEG Holdings and the Acquired Companies to cooperate with Parent, Purchaser, Merger Sub and their respective Representatives in their investigation of the Acquired Companies. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 6.02 shall be made or conducted in such manner as not to interfere unreasonably with the conduct of the business of PEG Holdings and the Acquired Companies and no books, records or information relating to (a) income Taxes (other than income Taxes of PEG Bandwidth NY I, Inc.), (b) subject to attorney-client privilege such that the disclosure thereof would result in a reduction or waiver of such privilege, Section 6.03 subject to a confidentiality agreement prohibiting the disclosure thereof or Section 6.04 the disclosure of which is prohibited by Applicable Law shall be provided or disclosed; provided that Parent, Purchaser, Merger Sub and the Acquired Companies shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss or reduction of such privilege, breach of such agreement or violation of Applicable Law. No investigation by Parent, Purchaser, Merger Sub or their respective Representatives or other information received by Parent, Purchaser, Merger Sub or their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder. Nothing in this Section 6.02 shall entitle Parent, Purchaser, Merger Sub or any of their respective Affiliates or Representatives to contact any third party doing business with the Acquired Companies or any Unitholder or access the offices, properties, books or records of any such third party other than in the ordinary course of Parent and its Subsidiaries’ business consistent with past practice and not in connection with the transactions contemplated by this Agreement.

Section 6.03 Affiliate Contracts. (a) The Company shall, and shall cause its Subsidiaries to, terminate, or cause to be terminated, all Affiliate Contracts at or prior to Closing with no further liability or obligation, directly or indirectly, of any kind thereunder on the part of any of the Acquired Companies.

(b)  Prior to Closing, The Company shall cause each of its Affiliates (other than the Acquired Companies) to be removed as named insureds on the Company Insurance Policies.

(c)  Prior to Closing, the Company shall cause its applicable Affiliates to negotiate in good faith to enter into the contracts set forth on Section 6.03 of the Company Disclosure Schedule on commercially reasonable terms.

Section 6.04 Resignations. At or prior to Closing, the Company shall, and shall cause its Subsidiaries to, deliver to Parent the resignations of all officers and directors of the Acquired Companies requested by Parent.

Section 6.05 REIT Qualifying Property. Prior to the Closing Date, the Company shall, and shall cause the other Acquired Companies to, cooperate with Parent and Purchaser to (a) identify all REIT Qualifying Property and (b) effectuate at or in connection with, and conditioned on, the Closing (and, to the extent reasonably necessary, execute such amendments to this Agreement to provide for) such transactions as are necessary to permit Purchaser or the Surviving Company or any of its Subsidiaries to incur indebtedness, at or after the Closing, that is secured by the REIT Qualifying Property; provided that (i) such cooperation shall not interfere unreasonably with the conduct of the business of the Acquired Companies and (ii) the Acquired Companies and the Unitholders shall have no responsibility for, nor any liability with respect to, the determination of whether any property is REIT Qualifying Property.

Section 6.06 Financial Information. (a) Not later than February 29, 2016, the Company shall provide Parent with (i) the audited combined statements of income, equity and cash flows of the Acquired Companies for the fiscal year ended December 31, 2015 and the two preceding fiscal years and (ii) the audited combined balance sheets of the Acquired Companies as of December 31, 2015 (the “Audited Balance Sheet”) and the preceding year end, in each case together with the notes thereto and accompanied by unqualified opinions of the independent accountants (collectively, the “Audited Financial Statements”). As soon as reasonably practicable and no later than 40 days after the end of the applicable fiscal quarter (even if such delivery date occurs after the Closing Date), the Company shall deliver unaudited combined financial statements for any interim quarterly period or periods ended after the date of the Audited Balance Sheet and on or prior to the Closing Date, together with interim financial statements for the same period in the prior year, which interim financial statements shall be prepared in accordance with GAAP on the same basis as the Audited Financial Statements and shall have been reviewed by the Acquired Companies' independent auditors using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S-X for interim financial statements filed in a periodic report with the Securities and Exchange Commission. The interim financial statements described in the two preceding sentences are the “Required Interim Financial Statements”. In addition, if the Closing Date does not coincide with the last day of a fiscal quarter, PEG Holdings shall deliver, or cause to be delivered, within 40 days after the end of the fiscal quarter in which the Closing Date occurs, any such financial information in it or its Affiliates’ possession for the portion of such fiscal quarter ending on the Closing Date that is reasonably requested by Parent and required by Parent for purposes of preparing pro forma financial statements (which financial information need not be reviewed as set forth above).

(b)  Prior to the Closing, the Company shall use its commercially reasonable efforts to cooperate with Parent in connection with its compliance with the federal securities laws or in connection with any financing that Parent intends to consummate, including (i) furnishing financial and other pertinent information relating to the Acquired Companies to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of any such financing, (ii) participating in a reasonable number of meetings due diligence sessions, drafting sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with any financing and cooperating reasonably with the any financing provider’s due diligence, (iii) assisting with the preparation of (A) any customary offering documents or memoranda, bank information memoranda, prospectuses and similar documents and (B) materials for rating agency presentations and bank information memoranda and similar documents required in connection with any financing, (iv) using commercially reasonable efforts to cause its independent auditors to provide accountants’ comfort letters and consents of accountants for use of their reports in connection with any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act, where the Audited Financial Statements are included or incorporated by reference and to participate in due diligence sessions, (v) facilitating the obtaining of guarantees, pledging of collateral and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent, consistent with the terms of this Agreement, to obtain and perfect security interests in assets of the Acquired Companies that are intended to constitute collateral securing Parent’s secured credit facility; provided that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, and (vi) providing authorization letters authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Acquired Companies or securities; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquired Companies. None of the Acquired Companies shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than documented and reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with any financing or any of the foregoing prior to the Closing. Parent shall, promptly upon request by the Acquired Companies, reimburse the Acquired Companies for all documented and reasonable out-of-pocket costs incurred by the Acquired Companies in connection with this Section 6.06. The Acquired Companies hereby consents to the reasonable use of the Acquired Companies’ logos in connection with any financing. Parent shall promptly, upon request by the Company, reimburse the Company and/or PEG Holdings for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by any of the Acquired Companies and/or PEG Holdings in connection with such cooperation and shall indemnify and hold harmless the Acquired Companies and their respective Affiliates and Representatives from and against any and all Damages suffered or incurred by any of them in connection with (x) the arrangement of the financing contemplated by this Section 6.06(b) and any information used in connection therewith, except with respect to any information provided by any of the Acquired Companies or PEG Holdings.

Section 6.07 Support Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain executed copies of the Support Agreement from each Unitholder who has not signed a Support Agreement prior to the date hereof and deliver such executed Support Agreements to Parent.

Section 6.08 Property Tax Filings. Prior to the Closing Date, the Company shall file all property Tax returns for property Taxes assessed for calendar year 2015 and for all unfiled prior periods in each jurisdiction on Schedule 6.08 of the Company Disclosure Schedule unless no property Taxes were assessed against any of the Acquired Companies or their property in such jurisdiction. The Company shall use commercially reasonable efforts to consult with Parent regarding, and keep Parent informed of, actions taken by the Company pursuant to this Section 6.08 and to allow Parent to review drafts of such Tax Returns prior to filing. The company shall consider in good faith revisions to such Tax Returns proposed by Parent.

Article 7
Covenants of PEG Holdings

Section 7.01 Tax Matters. (a) The parties intend that, for U.S. federal income tax purposes and in accordance with Revenue Ruling 99-6, 1991-1 C.B. 432, the Merger shall be treated (A) with respect to the Unitholders, as a sale of their Company Units and (B) with respect to Purchaser, as a purchase of all of the assets and assumption of all of the liabilities of the Acquired Companies (other than PEG Bandwidth NY I, Inc.) and a purchase of the stock of PEG Bandwidth NY I, Inc. Parent, Purchaser, Merger Sub, the Surviving Company, each of the Acquired Companies and each Unitholder agree to prepare and file their income Tax Returns consistently with the foregoing treatment.

(b)  The Tax Consideration shall be allocated among the underlying assets of the Acquired Companies in accordance with the rules of Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). No later than 120 days following the Closing Date, Parent shall deliver a draft Purchase Price Allocation to the Unitholders’ Representative for its review and comment. If, within 30 days after the delivery of the draft Purchase Price Allocation, the Unitholders’ Representative notifies Parent in writing that the Unitholders’ Representative objects to any allocation set forth thereon, Parent and the Unitholders’ Representative shall negotiate in good faith to resolve such objection. In the event that Parent and the Unitholders’ Representative are unable to resolve such dispute within 20 days following the Unitholders’ Representative’s notification of such objection, Parent and the Unitholders’ Representative shall submit the disputed items to the Accounting Referee for resolution. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The fees and expenses of the Accounting Referee shall be borne one-half by Parent, on the one hand, and one-half by the Unitholders’ Representative (for the account of the Unitholders), on the other hand. Parent, the Unitholders, the Acquired Companies and their respective Affiliates shall file all Tax Returns in a manner consistent with the final Purchase Price Allocation. Any adjustments to the Tax Consideration shall be allocated in a manner that is consistent with the final Purchase Price Allocation.

(c)  Parent shall cause all Transfer Taxes to be remitted to the appropriate Taxing Authority when due, and shall cause all necessary Tax Returns to be filed with respect to all such Taxes, and, if required by Applicable Law, the Unitholders will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns. One half of all Transfer Taxes shall be borne by Parent, and the other half shall be borne by the Unitholders’ Representative (for the account of the Unitholders).

(d)  (i) The Unitholders’ Representative shall cause to be prepared, and Parent agrees to promptly cause the Surviving Company to file when so directed by the Unitholders’ Representative, all U.S. federal and state partnership income Tax Returns for the Company that solely relate to a Pre-Closing Tax Period and are filed after the Closing Date. All costs and expenses of preparing and filing such Tax Returns shall be borne by the Unitholders’ Representative (for the account of the Unitholders). Unitholders’ Representative shall (1) provide Parent with a copy of each such Tax Return at least thirty (30) calendar days prior to the earlier of (x) the date such Tax Return is filed and (y) the due date for filing such return (taking into account any extensions thereof) and (2) promptly deliver such additional information regarding such Tax Return as may be reasonably be requested by Parent. Unitholders’ Representative shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by Surviving Company, provided that such revisions are requested no more than 15 days after such Tax Return is delivered to Parent. The Unitholders shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedules K-1 furnished by the Surviving Company to the Unitholders for such periods.

(ii)  Except as set forth in Section 7.01(d)(i), Parent shall prepare or cause to be prepared and cause to be filed all Tax Returns of the Acquired Companies required to be filed following the Closing Date. To the extent that any such Tax Return includes a Pre-Closing Tax Period, Parent shall (A) provide the Unitholders’ Representative with a copy of each such draft Tax Return at least thirty (30) calendar days prior to the earlier of

(x) the date such Tax Return is filed and (y) the due date for filing such return (taking into account any extensions thereof) and (B) promptly deliver such additional information regarding such Tax Return as may reasonably be requested by the Unitholders’ Representative. Parent shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by the Unitholders’ Representative, provided that such revisions are requested no more than 15 days after such Tax Return is delivered to the Unitholders’ Representative. Any Covered Taxes for any Tax Period with respect to which such Tax Returns were filed shall be borne by the Unitholders’ Representative (for the account of the Unitholders) as provided in Article 10. To the extent permitted under Applicable Law, Parent and the Unitholders agree to cause the Acquired Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax period ended on the Closing Date.

(iii)  Parent shall not, and shall not cause any of the Acquired Companies to, (A) amend any Tax Returns of any of the Acquired Companies with respect to any Pre-Closing Tax Period, or (B) make any Tax election in respect of any of the Acquired Companies that has retroactive effect to any Tax Return for a Pre-Closing Tax Period, in each such case, except (1) if such action would have no effect on the liability of the Unitholders’ Representative (for the account of the Unitholders) to indemnify the Parent Indemnified Parties hereunder, (2) with the prior written consent of the Unitholders’ Representative (which shall not be unreasonably withheld, delayed, or conditioned) or (3) if such amended Tax Return relates to a property Tax and the amount of such property Tax shown as due on such amended Tax return is consistent with the accruals for such property Tax that were taken into account in the calculation of Final Closing Working Capital, Parent shall be permitted to file original Tax returns relating to a property Tax for Pre-Closing Tax Periods; provided that the amount of such property Tax shown as due on such original Tax Returns is consistent with the accruals for such property tax that were taken into account in the calculation of Final Closing Working Capital..

(e)  Parent and the Unitholders and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of any of the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)  For purposes of the determination of Covered Taxes in respect of a Straddle Tax Period, (x) in the case of any Taxes other than escheat, gross receipts, sales or use Taxes and Taxes based upon or related to income, Covered Taxes shall be deemed to include the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any Tax based upon or related to income and any escheat, gross receipts, sales or use Tax, the definition of Covered Taxes shall be deemed to include the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date. The amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Tax Period in proportion to the number of days in each portion.

(g)  Parent shall have the right to control the conduct of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Company or any of the Acquired Companies relating to Taxes (collectively, a “Tax Contest”) which could give rise to an indemnification claim under this Agreement; provided, however, that (i) the Unitholders’ Representative shall be entitled to participate in such Tax Contest at its sole expense (including having the opportunity to consult with Parent regarding significant actions and the opportunity to review and comment on significant written materials furnished in connection with such actions) and (ii) Parent shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of the Unitholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned).

(h)  To the extent that any obligation or responsibility pursuant to Article 11 may conflict with any obligation or responsibility pursuant to this Section 7.01, the provisions of this Section 7.01 shall control.

(i)  Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.01 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 7.02 Exclusivity. From the date hereof until the Closing, except for the transactions contemplated by this Agreement, the Company and PEG Holdings shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, enter into any contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any of PEG Holdings’ or the Company’s equity or any Company Units or all or any material portion of the capital stock or other equity interests or the assets of the Company (other than the acquisition of inventory in the ordinary course of business) or PEG Holdings, any of the Acquired Companies (including any acquisition structured as a merger, consolidation, or exchange or otherwise by operation of law) or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Company and PEG Holdings shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent, Purchaser and Merger Sub) conducted heretofore with respect to any of the matters addressed in this Section 7.02.

Section 7.03 Confidentiality. PEG Holdings acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Acquired Companies (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, “Confidential Information”) accessed or possessed by PEG Holdings and its Affiliates and that the preservation of the confidentiality of such Confidential Information by PEG Holdings and its Affiliates is an essential premise of the transactions contemplated by this Agreement. Accordingly, PEG Holdings hereby agrees that from and after the Closing Date, PEG Holdings will not, and will not permit its Affiliates or its and their Representatives to, disclose or use (other than for or on behalf of Parent, the Surviving Company or their respective Affiliates, including the Acquired Companies), any Confidential Information of the Acquired Companies; provided, however, that Confidential Information shall not include (i) any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (ii) information lawfully acquired after the Closing Date by PEG Holdings or its Affiliates or its and their Representatives from sources other than Parent, the Surviving Company and their respective Affiliates and Representatives (including the Acquired Companies) (provided that such sources are not known by such party to be bound by a confidentiality agreement or other known restriction on disclosing the information), (iii) information independently developed by PEG Holdings or its Affiliates without reliance on, or reference to, the Acquired Companies’ Confidential Information, (iv) information the disclosure of which is required by Applicable Law (but only to the extent that such information is required by Applicable Law to be disclosed and subject to the requirement that the disclosing party use commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential) or (v) financial and tax related financial information to the extent related to any period prior to Closing (to the extent used or disclosed for a bona fide business purpose of the disclosing party). The covenant set forth in this Section 7.03 shall terminate five years after the Closing Date.

Article 8
Covenants of Parent, Purchaser and Merger Sub

Section 8.01 Obligations of Parent, Purchaser and Merger Sub; No Issuance. (a) Parent will cause Purchaser and Merger Sub to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement. None of Parent, Purchaser or Merger Sub shall acquire any Person or assets, enter into or form any joint venture if such action would reasonably be expected to prevent the Closing from occurring prior to the five-month anniversary of this Agreement.

(b)  From the date hereof until the Closing, the provisions set forth in Section 7(c)(i) of the Certificate of Designations shall apply as though the Convertible Preferred Shares to be issued pursuant to Article 2 hereof at the Closing were outstanding, with every reference in such Section 7(c) to “Holders” being deemed to be a reference to PEG Holdings.

(c)  Prior to the Closing Date, the Parent shall increase the number of directors then constituting its board of directors by one and, effective upon Closing, Parent's board of directors shall act to appoint a director designated by PEG Holdings, and reasonably acceptable to Parent.

Section 8.02 Employee Matters. (a) For a period of one year following the Closing Date (or such shorter period of employment, as the case may be), Parent shall provide (or cause to be provided) to each Acquired Company Employee who is employed by the Acquired Companies on the Closing Date (each, a “Covered Employee”): (i) base salary and short-term cash incentive opportunities (including such opportunities under sales and commission plans and programs), in each case, that are no less favorable than the base salary and short-term cash incentive opportunities (including such opportunities under sales and commission plans and programs) in effect immediately prior to the Closing Date (excluding, in each case, transaction based bonus opportunities or other similar extraordinary compensation arrangements under the Employee Plans) and (ii) employee benefits that are substantially comparable in the aggregate to those provided by the Acquired Companies to each such Acquired Company. Prior to the Closing Date, the Company shall take all actions necessary to terminate, or cause to be terminated, effective no later than immediately prior to the Closing Date, the participation of individuals who are currently or formerly employed or engaged by AP Service Company, LLC in the Employee Plans.

(b)  With respect to any employee benefit plan of Parent or any of its Subsidiaries in which any Covered Employee becomes a participant following the Closing, such employee shall receive full credit for such employee’s service with the Acquired Companies to the same extent that such service was recognized under an analogous plan of the Acquired Companies in which such Covered Employee participated as of immediately prior to the Closing for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(c)  In the event of any change in the welfare benefits provided to an Acquired Company Employee following the Closing Date, Parent shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Acquired Company Employee under any welfare benefit plan in which an Acquired Company Employee is eligible to participate on or after the Closing Date to the same extent as such conditions and waiting periods have been waived under the applicable Employee Plans and (ii) credit each Acquired Company Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Employee Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under any welfare benefit plan in which the Acquired Company Employee participates on and after the Closing Date.

(d)  Nothing in this Section 8.02 shall (i) be treated as an amendment of, or undertaking to amend, any Employee Plan, (ii) prohibit Parent or any of its Subsidiaries from amending any Employee Plan, (iii) require Parent or any of its Subsidiaries to continue the employment of any Acquired Company Employee for any period of time or, subject to any applicable arrangement covering such employee, to provide such employee with any payments or benefits upon any termination of such employee’s employment or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

Article 9
Additional Covenants

Section 9.01 Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Parent, Purchaser, Merger Sub, the Surviving Company, PEG Holdings and the Company will use reasonable best efforts to take, or cause to be taken (including, in the case of the Company, by causing the other Acquired Companies to take), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) determining whether any action by or in respect of, or filing with, any Governmental Authority (in addition to the Required Governmental Approvals) is required in connection with the consummation of the transactions contemplated by this Agreement, (ii) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, or taking any other required action, including the filings in respect of the Required Governmental Approvals, and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Governmental Approvals. Each of Parent, Purchaser, Merger Sub, PEG Holdings and the Company agree to execute and deliver, or cause to be executed and delivered (including, the case of the Company, by causing the other Acquired Companies to execute and deliver), such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Documents. Each of Parent, Purchaser, Merger Sub and the Company shall promptly notify the other parties hereto of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents.

(b)  In furtherance and not in limitation of the foregoing, as promptly after the date hereof as reasonably practicable, (i) each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) Purchaser shall prepare and the relevant party shall submit the filings and notices associated with the Required Governmental Approvals. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with such filing or submission.

Section 9.02 Public Announcements; Confidentiality. (a) The parties agree to consult with each other before issuing or making (and the Company agrees to cause the other Acquired Companies to consult with Parent, Purchaser and Merger Sub), and shall mutually agree upon the content and timing of, any press release or any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which is or is reasonably believed to be required by Applicable Law or any listing agreement with any national securities exchange (in which case, the party proposing to issue such press release or make such public announcement shall to the extent reasonably permissible under such Applicable Law or listing agreement and reasonably practicable under the circumstances consult in good faith with the other party before issuing any such press release or making any such public announcement), will not issue any such press release or make any such public statement prior to such consultation and agreement.

(b) The terms of the Confidentiality Agreement shall continue in full force and effect up to the Closing in accordance with its terms (and any information shared under Section 6.02 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein. Except as required by Applicable Law or any listing agreement with any national securities exchange, each party hereto shall maintain the confidentiality of the terms of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. At the Closing, each of Parent and PEG Holdings shall cause the Confidentiality Agreement to be terminated with respect to information to the extent relating to the Acquired Companies; provided, however, that Parent and the Surviving Company acknowledge that any and all information provided to them or any of their Representatives by any Unitholder or its Representatives to the extent relating exclusively to any Unitholder or its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement.

Section 9.03 Notices and Consents. Each of Parent, Purchaser, Merger Sub, PEG Holdings and the Company shall cooperate with one another, and the Company shall cause the other Acquired Companies to cooperate with Parent, Purchaser and Merger Sub in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from parties to any Material Contracts or other contracts, in connection with the consummation of the transactions contemplated by this Agreement. Upon Merger Sub’s, Purchaser’s or Parent’s request, the Company and PEG Holdings shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts (including by cooperating with the Merger Sub and Parent) in connection with the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to any contracts or agreements to which any of the Acquired Companies is a party. Prior to the Closing, Parent, Purchaser, Merger Sub and the Company shall use their respective commercially reasonable efforts (and the Company shall cause the other Acquired Companies to use their respective commercially reasonable efforts) to obtain any third party consents, waivers or novations required pursuant to the terms of any contracts or agreements that are necessary or appropriate to operate the Acquired Companies after the Closing. Parent, Purchaser, Merger Sub and the Company shall each bear their own costs and expenses incurred in connection with obtaining any such consents; provided that in connection with obtaining any such third party consent, waiver or novation, none of Parent, Purchaser, Merger Sub or any Acquired Company will be required to (and, without the written consent of Parent, Purchaser or Merger Sub, will any Acquired Company) make or agree to make more than a de minimis payment (one half of which shall be promptly reimbursed by Parent, Purchaser or Merger Sub upon notice from the Acquired Company) or accept any material conditions or obligations, including amendments to existing conditions and obligations.

Section 9.04 Notices of Certain Events. (a) Each party shall promptly notify the other party in writing of the occurrence of any matter or event that would cause any of the conditions set forth in Section 10.01 not to be satisfied.

(b)  Each of PEG Holdings and the Company shall promptly notify the other parties in writing of the occurrence of any matter or event that would cause any of the conditions in Section 10.02 not to be satisfied

(c)  Each of Parent, Purchaser and Merger Sub shall promptly notify the other parties in writing of the occurrence of any matter or event that would cause any of the conditions in Section 10.03 not to be satisfied.

(d)  The Company shall promptly notify Parent, Purchaser and Merger Sub of any notice or other communication from any Person asserting such Person is entitled to compensation or consideration from any of Merger Sub, Parent, Purchaser, the Acquired Companies or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Transaction Documents other than as reflected on the Allocation Schedule.

(e)  The delivery of any notice pursuant to this Section 9.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 9.05 Releases. (a) From and after the Closing, subject to the proviso set forth below in this Section 9.05(a), PEG Holdings, on behalf of itself, its Affiliates (other than the Acquired Companies, the Surviving Company and any Affiliate that has entered into a Support Agreement) and any of their respective successors, assigns, heirs and legal representatives (each, a “Unitholder Releasing Party”), hereby releases, remises and forever discharges the Acquired Companies, Parent, the Surviving Company, their respective (current, former and future) Affiliates, and their respective current and former equityholders, directors, officers, employees agents, representatives, successors and assigns of each of the foregoing, in each case, other than the Unitholders and any other Unitholder Releasing Party (each, a “Parent Released Party”), from any and all liability whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or payable (each, a “Liability”) that any of the Parent Released Parties may have to any of the Unitholder Releasing Parties, in any capacity, including in the capacity as a director, officer, and/or employee, whether directly or derivatively through any of the Acquired Companies, and whether asserted contemporaneously with, prior to or after consummation of the transactions contemplated hereby or by the Transaction Documents, but solely on account of or arising out of (i) any acts, omissions, transactions, matters, causes or events occurring prior to, contemporaneously with or up to and including the Closing Date, (ii) the approval or consummation of the transactions contemplated hereby or by any Transaction Document or any other agreement contemplated herein or therein, and (iii) any alleged inaccuracy or miscalculation in, or otherwise relating to the preparation of, the Allocation Schedule and the allocation set forth therein or the payments (or allocation of forms of consideration) made in accordance therewith (the release of matters set forth in clauses (i), (ii) and (iii), the “Unitholder Release”); provided, however, that nothing in the foregoing Unitholder Release shall limit in any manner any rights to (w) enforce the rights of PEG Holdings, the other Unitholders or any other Unitholder Releasing Party under this Agreement or any Transaction Document, (x) full and complete payment of the consideration contemplated by this Agreement or any Transaction Document as calculated in accordance with the Allocation Schedule, (y) indemnification under Article 11 or (z), if PEG Holdings, such Unitholder or such other Unitholder Releasing Party is an officer, director or employee of any Parent Released Party, (1) any rights to earned but unpaid wages or compensation, unpaid vacation or unreimbursed business expenses and (2) any claims to indemnification and exculpation provisions under the applicable organizational documents by PEG Holdings, such Unitholder or such other Unitholder Releasing Party, as applicable, in such capacity as a director or officer or under directors’ and officers’ liability insurance policies. Notwithstanding anything herein to the contrary, this Unitholder Release and related covenant not to sue will not be effective so as to benefit a particular Parent Released Party in connection with any matter or event that would otherwise constituted released matter, but involved fraud or criminal behavior on the part of such Parent Released Party.

(b)  From and after the Closing, subject to the proviso set forth below in this Section 9.05(b), each of the Parent and the Surviving Company, on behalf of itself, its Affiliates and any of their respective successors, assigns, heirs and legal representatives (each, a “Parent Releasing Party” and, together with the Unitholder Releasing Party, the “Releasing Parties”) hereby releases, remises and forever discharges the Unitholders, PEG Holdings, their respective (current, former and future) Affiliates, and their respective current and former equityholders, directors, officers, employees agents, representatives, successors and assigns of each of the foregoing (each, a “Unitholder Released Party” and, together with the Parent Released Party, the “Released Parties”), from any and all Liability that any of the Unitholder Released Parties may have to any of the Parent Releasing Parties, in any capacity, including in the capacity as a director, officer, and/or employee, whether directly or derivatively through any of the Acquired Companies, and whether asserted contemporaneously with, prior to or after consummation of the transactions contemplated hereby or by the Transaction Documents, but solely on account of or arising out of (i) any acts, omissions, transactions, matters, causes or events occurring prior to, contemporaneously with or up to and including the Closing Date and (ii) the approval or consummation of the transactions contemplated hereby or by any Transaction Document or any other agreement contemplated herein or therein (the release of matters set forth in clauses (i) and (ii), the “Parent Release” and, together with the Unitholder Release, the “Releases”); provided, however, that nothing in the foregoing Parent Release shall limit in any manner any rights (w) in respect of performance obligations after the Closing Date under any employment, consulting or other similar arrangements with a Unitholder Released Party, (x) to enforce Parent’s or the Surviving Company’s rights under this Agreement or any Transaction Document and (y) to indemnification under Article 11. Notwithstanding anything herein to the contrary, this Parent Release and related covenant not to sue will not be effective so as to benefit a particular Unitholder Released Party in connection with any matter or event that would otherwise constituted released matter, but involved fraud or criminal behavior on the part of such Unitholder Released Party.

(c)  Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, through the Company or otherwise, asserting any claim or demand, or commencing, instituting or causing to be commenced any action, suit, proceeding, investigation or other claim, of any kind against any Released Party before any Governmental Authority or other forum by reason of any matters covered by the Releases. Each Releasing Party represents to the Released Parties that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by the Releases. Each Releasing Party hereby represents that it understands and acknowledges that it may hereafter discover facts and legal theories concerning the Releases and the subject matter hereof in addition to or different from those of which it now believes to be true. Each Releasing Party understands and hereby agrees that the Releases shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Each Releasing Party assumes the risk of any mistake of fact or Applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto. Notwithstanding anything to the contrary set forth herein, each Release and all obligations assumed thereunder shall remain binding on the relevant Releasing Party.

Section 9.06 Certain Acknowledgements. Each of the Company and PEG Holdings acknowledges that Parent, Purchaser and Merger Sub would be unwilling to enter into, or consummate the transactions contemplated by, this Agreement in the absence of the covenants contemplated by Section 7.02, Section 7.03, Section 9.05(a) and Section 9.05(c) and that the covenants contemplated by Section 7.02, Section 7.03, Section 9.05(a) and Section 9.05(c) constitute a material inducement to Parent, Purchaser and Merger Sub to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by) this Agreement. Each of Parent, Purchaser and Merger Sub acknowledge that the Company and PEG Holdings would be unwilling to enter into, or consummate the transactions contemplated by, this Agreement in the absence of the covenants contemplated by Section 9.05(b) and Section 9.05(c) and that the covenants contemplated by Section 9.05(b) and Section 9.05(c) constitute a material inducement to the Company and PEG Holdings to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by) this Agreement.

Section 9.07 Books and Records. For a period of six years after the Closing Date or such longer time as may be required by Applicable Law (i) Parent shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Acquired Companies in the possession of Parent or its Affiliates for periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Unitholder by written notice to Unitholders’ Representative at least 60 days prior to the proposed date of such disposition or destruction and (ii) upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give the Unitholders and the Unitholders’ Representatives reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all Books and Records at reasonable times, and the Unitholders’ Representative shall have the right, at its own expense, to make copies of any Books and Records, but in the case of each of clauses (i) and (ii) solely to the extent (x) reasonably required by a Unitholder in connection with any Tax audit or other action by a Governmental Authority with respect to such Unitholder’s ownership of Company Units prior to the Closing, (y) necessary to comply with Applicable Law and (z) related to the defense of a claim made by a third Person (other than Parent or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose related to a dispute or potential dispute with Parent, the Surviving Company or any of their respective Affiliates.

Article 10
Conditions to Closing

Section 10.01 Conditions to Obligations of Parent, Purchaser, Merger Sub and the Company. The obligations of Parent, Purchaser, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Parent, on behalf of Parent, Purchaser and Merger Sub, and (ii) the Company):

(a)  Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)  The Required Governmental Approvals shall have been obtained, or in the case of required notices, shall have been filed.

(c)  No provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or the Transaction Documents.

Section 10.02 Conditions to Obligation of Parent, Purchaser and Merger Sub. The obligations of Parent, Purchaser and Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Sub) of the following further conditions:

(a)  Each of PEG Holdings and the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(b)  (i) The representations and warranties of PEG Holdings contained in Section 3.02 and the representations and warranties of the Company contained in Sections 4.02 and 4.05 shall be true and correct in all respects other than in de minimis respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); (ii) the representations and warranties of PEG Holdings contained in Sections 3.01, 3.03(i) and 3.05 and the representations and warranties of the Company contained in Sections 4.01(a), 4.01(d), 4.04(i), 4.06(a), 4.06(c), 4.11, 4.18 and 4.22 (in each case, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the

Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time); and (iii) the other representations and warranties of PEG Holdings and the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) except for such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(c)  Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect.

(d)  Parent, Purchaser and Merger Sub shall have received a certificate signed by (i) PEG Holdings certifying as to the satisfaction of the conditions set forth in Section 10.02(a) (with respect to PEG Holdings’ compliance with its obligations contained in this Agreement) and Section 10.02(b) (with respect to PEG Holdings’ representations in Article 3) and (ii) an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Sections 10.02(a) (with respect to the Company’s compliance with its obligations contained in this Agreement) and 10.02(b) (with respect to the Company’s representations in Article 4).

(e)  Merger Sub shall have received from the Company a certificate described in Treasury Regulations Section 1.1445 11T(d)(2), in form and substance reasonably satisfactory to Parent, signed by the Managing Member of the Company under penalties of perjury no earlier than 30 days before the Closing Date.

Section 10.03 Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)  Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)  (i) The representations and warranties of Parent, Purchaser and Merger Sub contained in Sections 5.01(a), 5.01(d), 5.02, 5.04(i), 5.05(b), 5.07 and 5.09 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (ii) the other representations and warranties of Parent, Purchaser and Merger Sub contained in this Agreement shall be true at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except for such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

(c)  The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s, Purchaser’s and Merger Sub’s satisfaction of the conditions set forth in Sections 10.03(a) and 10.03(b).

(d)  Parent shall have adopted the Certificate of Designations and the Certificate of Designations shall have been filed with and accepted by, the State Department of Assessments and Taxation of Maryland and in accordance with the laws of the State of Maryland.

Article 11
Survival; Indemnification

Section 11.01 Survival. The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that the representations and warranties of PEG Holdings contained in Sections 3.01, 3.02, 3.03(i) and 3.05, the representations and warranties of the Company contained in Sections 4.01(a), 4.01(d), 4.02, 4.04(i), 4.05, 4.06(a), 4.06(c), 4.18 and 4.22 and the representations and warranties of Parent, Purchaser and Merger Sub contained in Sections 5.01(a), 5.01(d), 5.02, 5.04(i), 5.05(b), 5.07 and 5.09 (collectively, the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Applicable Law, the representations and warranties of the Company contained in Section 4.11 shall survive the closing until 60 days after the expiration of the applicable statute of limitations and the representations and warranties of Parent, Purchaser and Merger Sub contained in Section 5.10 shall survive the Closing for a period of one year. The covenants and agreements of the Company that (i) by their terms are to be performed in full prior to the Closing shall not survive the Closing; provided that indemnification claims for breach of Section 6.01, Section 6.02, Section 6.03 and Section 8.01(b) (the “Pre-Closing Covenants”) pursuant to Section 11.02(a)(i)(B) and Section 11.02(b)(ii) may be brought for up to one year following the Closing and (ii) by their terms are to be performed in full or in part at or after the Closing (the “Post-Closing Covenants”) shall survive the Closing. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to Section 11.03 of the breach thereof giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against the Surviving Company) or the Unitholders’ Representative (if the indemnity is sought against the Unitholders), as applicable, prior to such time.

Section 11.02 Indemnification. a) Subject to the limitations set forth in this Article 11, effective at and after the Closing,

(i)  the Unitholders’ Representative (for the account of the Unitholders) hereby indemnifies Parent, Purchaser, Merger Sub, their Affiliates and their respective successors and assignees and, effective as of the Closing, without duplication, the

Surviving Company, the Acquired Companies and their respective successors and assignees (collectively, the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability, fines, penalties, diminution in value and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the parties hereto to enforce the provisions hereof but not including (1) punitive, exemplary or multiplied damages of any kind or (2) indirect, incidental, consequential or lost profits damages of any kind to the extent such damages set forth in this clause (2) are not foreseeable; provided that damages set forth in clause (1) and (2) shall be included to the extent such damages are payable by an Indemnified Party to an unaffiliated third party in connection with a Third Party Claim) (“Damages”), incurred or suffered by the Surviving Company or any other Parent Indemnified Party arising out of or resulting from:

(A)  subject to Section 11.01, any breach of any Fundamental Representation made by the Company pursuant to this Agreement (determined without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard);

(B)  any breach of a Pre-Closing Covenant made or to be performed by the Company pursuant to this Agreement (subject to Section 11.01);

(C)  any Unpaid Transaction Expenses, to the extent not taken into account in the calculation of the Final Cash Merger Consideration pursuant to Section 2.12;

(D)  any Closing Indebtedness, to the extent not taken into account in the calculation of the Final Cash Merger Consideration pursuant to Section 2.12;

(E)  any inaccuracy in the Allocation Schedule or Damages arising out of claims from any Unitholder or Option Holder related to or arising out of the Allocation Schedule, or the treatment of any Option or Restricted Unit pursuant to Section 2.08(d), including to the extent any Unitholder or Option Holder is entitled to receive any amounts (in its capacity as a Unitholder or Option Holder) in excess of the amounts (as applicable) indicated in the Allocation Schedule;

(F)  any Covered Taxes, to the extent not taken into account in the calculation of the Final Closing Working Capital;

(G)  any demand for appraisal by any Unitholder or other owner of ownership interests of the Company in connection with the Merger;

(H)  any claim by any Unitholder or other owner of ownership interests of the Company in connection with the Merger or the other transactions contemplated by this Agreement, including any alleged breach of any duty by any officer, manager, director, Unitholder or other owner of ownership interests of the Company in connection with this Agreement and the transactions contemplated hereby; and

(I)  any amounts payable by any Parent Indemnified Party pursuant to indemnification obligations under the Escrow Agreement.

Notwithstanding anything herein to the contrary, each Unitholder’s obligations to reimburse the Unitholders’ Representative under this Section 11.02(a)(i) and Section 11.09(c) shall be several, and not joint with the other Unitholders, in proportion to such Unitholder’s Pro Rata Share.

Notwithstanding anything herein to the contrary, (i) Section 11.02(a)(i)(F) shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to Taxes of the Acquired Companies and (ii) in no event shall any Parent Indemnified Party be indemnified for Taxes of any Acquired Company that relate to a Post-Closing Tax Period, except to the extent that such Taxes arise out of or result from a breach of Section 4.11(h).

(ii)  PEG Holdings hereby indemnifies the Parent Indemnified Parties against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of the Parent Indemnified Parties arising out of or resulting from

(A)  any breach of any Fundamental Representation made by PEG Holdings pursuant to this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or similar qualification or standard);

(B)  any breach of any Post-Closing Covenant made or to be performed by PEG Holdings pursuant to this Agreement; and

(C)  any failure by PEG Holdings acting as Unitholders’ Representative to pay or deliver to the Unitholders the Merger Consideration or other amounts paid or delivered by Parent or its Affiliates to PEG Holdings as Unitholders’ Representative for the benefit of or in trust for the Unitholders.

(b)  Effective at and after the Closing, Parent shall indemnify each Unitholder and its Affiliates and its successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Unitholder or any of their respective Affiliates or any of its successors and assignees arising out of or resulting from:

(i)  subject to Section 11.01, (A) any breach of any Fundamental Representation made by Parent, Purchaser or Merger Sub (determined without regard to any qualification or exception contained therein relating to materiality, Parent Material Adverse Effect or similar qualification or standard) or (B) any breach of any representation or warranty made in Section 5.10 made by Parent, Purchaser or Merger Sub pursuant to this Agreement;

(ii)  any breach of a Pre-Closing Covenant or Post-Closing Covenant made or to be performed by Parent, Purchaser or Merger Sub pursuant to this Agreement; and

(iii)  any costs, fees and expenses (including any Taxes) incurred by such Unitholder and its Affiliates or any Acquired Company or any of their respective Affiliates in connection with the transactions contemplated by Section 6.05;

provided; however, that only such Unitholders and their Affiliates and their respective successors and assignees who receive Convertible Preferred Shares and/or Parent Common Stock under Article 2 of this Agreement shall be indemnified for breaches of any representation or warranty in Section 5.10 (such breaches, “Parent Warranty Breaches”) made by Parent, Purchaser or Merger Sub; provided, further, that in the case of indemnification for Parent Warranty Breaches (1) Parent shall not be liable for any Damages related to a Parent Warranty Breach unless the aggregate amount of Damages with respect to such Parent Warranty Breach exceeds $1,500,000 (the “Basket Amount”) and then only to the extent such aggregate amount exceeds the Basket Amount; and (2) Parent’s maximum liability for all such Parent Warranty Breaches shall not exceed $106,000,000; provided, further, that the foregoing limitations shall not apply to the extent such Damages are the result of fraud.

Notwithstanding anything herein to the contrary, the Unitholders’ Representative shall have the sole right to enforce the indemnity set forth in Section 11.02(b) on behalf of the Unitholders.

Section 11.03 Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (or to the Unitholders’ Representative in the case of an indemnification claim pursuant to Section 11.02(a)) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section 11.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)  The Indemnifying Party (or the Unitholders’ Representative in the case of an indemnification claim pursuant to Section 11.02(a)(i)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 11.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)  If the Indemnifying Party (or the Unitholders’ Representative in the case of an indemnification claim pursuant to Section 11.02(a)(i)) desires to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall give written notice to the Indemnified Party within twenty days after the Indemnified Party has given written notice to the Indemnifying Party (or the Unitholders’ Representative in the case of an indemnification claim pursuant to Section 11.02(a)(i)) of the Third Party Claim. If such notice is timely given, the Indemnifying Party (or the Unitholders’

Representative in the case of an indemnification claim pursuant to Section 11.02(a)(i)) shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third Party Claim involves primarily a claim for monetary damages and any claim for an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party as part of such claim is a frivolous or de minimis aspect of such claim (provided that if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary Damages against the Indemnified Party that are more than frivolous or de minimis and the Indemnified Party reasonably determines, after conferring with its outside counsel, that the portion of such claim relating to the order, injunction or other equitable relief or relief for other than monetary Damages can be readily separated from any related claim for monetary Damages, the Indemnifying Party shall be entitled to assume the control of the defense of the portion relating to monetary Damages), (ii) the Indemnifying Party provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by Section 11.03, the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third Party Claim, and (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action.

(d)  If the Indemnifying Party (or the Unitholders’ Representative in the case of an indemnification claim pursuant to Section 11.02(a)(i)) is controlling the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third Party Claim; provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages and which releases in full the Indemnified Party completely in connection with such Third Party Claim, (ii) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or its Affiliates and (iii) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third Party Claim.

(e)  If the Indemnifying Party does not timely deliver the notice contemplated by Section 11.03(c), or if such notice is given on a timely basis but any of the other conditions in Section 11.03(c) is unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim. Notwithstanding anything in this Section 11.03 to the contrary, whether or not the Indemnifying Party controls the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third Party Claim pursuant to this Article 11.

(f)  In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (1) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim pursuant to Section 11.03(a)), (2) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (3) if counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter.

(g)  Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04 Calculation of Damages. The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles and net of any applicable premium adjustments).

Section 11.05 Characterization of Indemnification Payments. Any amount paid by an Indemnifying Party to an Indemnified Party in respect of any Claim pursuant to this Article 11 shall be treated for Tax purposes as an adjustment to the Tax Consideration.

Section 11.06 Exclusivity of Remedy. Subject to Section 13.12, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Article 11 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of or in connection with breaches of representations, warranties, covenants or agreements contained in this Agreement, other than claims for fraud.

Section 11.07 Mitigation. Parent, the Surviving Company and PEG Holdings shall cooperate with each other with respect to resolving any claim for Damages with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim for Damages; provided, however, that no party shall be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Parent, the Surviving Company or PEG Holdings shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Damages to the extent that such Damages would reasonably be expected to have been avoided if Parent, the Surviving Company or PEG Holdings, as the case may be, had made such commercially reasonable efforts to mitigate.

Section 11.08 Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 11.02(a)(i)(A), Section 11.02(a)(ii)(A) or Section 11.02(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 11.01, (ii) pursuant to Section 11.02(a)(i)(B), Section 11.02(a)(ii)(B) or Section 11.02(b)(ii) shall terminate when the applicable covenant terminates pursuant to Section 11.01; and (iii) pursuant to Section 11.02(a)(i)(C), Section 11.02(a)(i)(D), Section 11.02(a)(i)(E), Section 11.02(a)(i)(F), Section 11.02(a)(i)(G), Section 11.02(a)(i)(H), Section 11.02(a)(ii)(C) and Section 11.02(b)(iii) shall terminate when the applicable statute of limitations terminates; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering the requisite written notice pursuant to Section 11.03 of the breach giving rise to the right of indemnity.

Section 11.09 Unitholders’ Representative. (a) PEG Holdings is hereby appointed as the representative of the Unitholders and as the attorney-in-fact and agent for and on behalf of each of the Unitholders for purposes of this Agreement and will take such actions to be taken by the Unitholders’ Representative under this Agreement and such other actions on behalf of the Unitholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) taking all actions and making all filings on behalf of the Unitholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of the Unitholders, including indemnifications claims, (iii) negotiating and executing any waivers or amendments of this Agreement and (iv) taking all other actions that are either necessary or appropriate in his, her or its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement. Unitholders’ Representative hereby accepts such appointment. Unitholders’ Representative shall use reasonable efforts to keep the Unitholders reasonably informed with respect to actions of the Unitholders’ Representative pursuant to the authority granted to the Unitholders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Unitholders.

(b)  A decision, act, consent or instruction of the Unitholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all the Unitholders and shall be final, binding and conclusive upon each of the Unitholders. Parent, Purchaser, Merger Sub and the Surviving Company may rely upon any such decision, act, consent or instruction of the Unitholders’ Representative as being the decision, act, consent or instruction of each and every such Unitholder. Parent, Purchaser, Merger Sub and the Surviving Company shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Unitholders’ Representative.

(c)  The Unitholders’ Representative will incur no liability to any Unitholder with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Unitholders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except, in each case, for any Damages from its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Unitholders’ Representative may rely on the advice of outside counsel, and the Unitholders’ Representative will not be liable to any holder of Company Units or Option Holder for anything done, omitted or suffered in good faith by the Unitholders’ Representative based on such advice, except as a result of its own gross negligence, bad faith or willful misconduct.

(d)  The Unitholders shall severally (each based on such Unitholder’s Pro Rata Share) but not jointly (i) indemnify the Unitholders’ Representative and hold the Unitholders’ Representative harmless against any loss, liability or reasonable out-of-pocket expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Unitholders’ Representative and arising out of or in connection with the acceptance or administration of the Unitholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Unitholders’ Representative and (ii) reimburse the Unitholders’ Representative for any amounts paid by the Unitholders’ Representative for the account of the Unitholders in respect of the fees and expenses of the Accounting Referee pursuant to Section 2.12(a), Overpayment Amounts that exceed the Escrow Amount pursuant to Section 2.13(b), Transfer Taxes pursuant to Section 7.01(c), costs and expenses of preparing Tax Returns pursuant to Section 7.01(d)(i), Covered Taxes pursuant to Section 7.01(d)(ii), indemnification obligations pursuant to Section 11.02(a)(i) and any other amounts payable hereunder by the Unitholders’ Representative on behalf and for the account of such Unitholder.

(e)  In the event that the Unitholders’ Representative becomes unable or unwilling to continue in his or its capacity as Unitholders’ Representative, or if the Unitholders’ Representative resigns as a Unitholders’ Representative, PEG Holdings may appoint a new representative as the Unitholders’ Representative. Notice of the appointment of such new representative must be delivered to Parent and upon delivery of such notice, the newly appointed representative shall be the Unitholders’ Representative for all purposes hereunder.

(f)  The Unitholders’ Representative, solely in its capacity as the representative of the Unitholders, represents and warrants to Parent, Purchaser and Merger Sub or the Surviving Company, as applicable, as of the date hereof and as of the Closing Date, as follows:

(i)  the Unitholders’ Representative is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite limited liability company power and authority and all material Permits required to carry on its business in all material respects as currently conducted;

(ii)  the execution and delivery of this Agreement by the Unitholders’ Representative, and the performance by the Unitholders’ Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Unitholders’ Representative;

(iii)  this Agreement has been duly executed and delivered by the Unitholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Unitholders’ Representative, enforceable against the Unitholders’ Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and

(iv)  the execution and delivery of this Agreement by the Unitholders’ Representative, and the performance by the Unitholders’ Representative of its obligations hereunder do not and will not (A) conflict with or result in a violation of the organizational documents of the Unitholders’ Representative, (B) violate any Applicable Law or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any contract binding upon the Unitholders’ Representative.

(g)  Notwithstanding anything to the contrary in this Agreement, the representations and warranties of the Unitholders’ Representative shall survive the Closing until the latest date permitted by the applicable statute of limitations.

(h)  Each Unitholder, by its acceptance of its share of the Merger Consideration payable hereunder, accepts and agrees to be bound by the provisions set forth in this Section 11.09.

Article 12
Termination

Section 12.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of the Unitholders’ Representative and Merger Sub;

(b)  by either the Unitholders’ Representative or Merger Sub if the Closing shall not have been consummated on or before the date that is five months after the date hereof (such date, as it may be extended by the second proviso below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Merger Sub, if the Merger Sub’s or Parent’s, or to the Unitholders’ Representative, if PEG Holdings’ or the Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such time; provided, further, that if on the date that is five months after the date hereof, any of the conditions set forth in Article 10 are not satisfied due solely to any Required Governmental Approvals not having been obtained, and all of the other conditions set forth in Article 10 are satisfied (other than the Closing Date Conditions, provided that the Closing Date Conditions would reasonably be expected to be satisfied at Closing if Closing were to occur on the date that is five months after the Closing Date), then either the Unitholders’ Representative or Merger Sub shall have the right, in its sole discretion, by providing written notice to the other party, to extend the date referred to above in this clause (b) for a period not to exceed 120 days;

(c)  by either the Unitholders’ Representative or Merger Sub if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; and

(d)  by either the Unitholders’ Representative or Merger Sub if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent or the Merger Sub (in the case of termination by the Unitholders’ Representative) or by PEG Holdings or the Company (in the case of termination by Merger Sub) that would cause the condition set forth in Section 10.03(a) or Section 10.03(b) (in the case of termination by the Unitholders’ Representative) or Section 10.02(a), Section 10.02(b) or Section 10.02(c) (in the case of termination by Merger Sub) not to be satisfied, and either (A) the relevant party is not using its reasonable best efforts to cure such misrepresentation or breach as promptly as practicable or (B) such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c), or Section 12.01(d) shall give notice of such termination to the other party.

Section 12.02 Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of this Section 12.02 and Article 13 (other than Section 13.12) shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to Parent, Purchaser, Merger Sub or the Surviving Company, to:

Communications Sales & Leasing, Inc.

10802 Executive Center Drive

Benton Building, Suite 300

Little Rock, AR 72211

Attention: Daniel L. Heard
E-mail: Daniel.Heard@cslreit.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: H. Oliver Smith
Facsimile No.: (212) 701-5636
E-mail: oliver.smith@davispolk.com

if to the Company or PEG Holdings to:

c/o Associated Partners GP Limited

3 Bala Plaza East, Suite 502

Bala Cynwyd, Pennsylvania 19004

Attention: Scott Bruce

Facsimile No.: (610) 660-4920

E-mail: SBruce@agrp.com

with copies to:

Jay Birnbaum, Esquire

8004 Split Oak Drive

Bethesda, Maryland 20817

Tel. No.: (301) 469-4930

E-mail: JBirnbaum@agrp.com

Cravath Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10014

Attention: Thomas E. Dunn

Facsimile No.: (212) 474–3700

E-mail: tdunn@cravath.com

or, in each case, to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 13.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties (or covenants and agreements, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants and agreements, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants and agreements, as applicable) would be readily apparent to a reasonable person.

Section 13.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that (a) Parent, Purchaser and Merger Sub, or the Surviving Company, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of Parent’s Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve any such assigning party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the assigning party.

Section 13.06 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that Section 2.08(b), Section 11.02(b) and Section 11.09 shall be for the benefit of the Unitholders and each such Unitholder shall be an intended third party beneficiary thereof and shall have the rights, benefits, obligations and remedies provided for therein.

Section 13.10 Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 13.07, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMUNICATIONS SALES & LEASING, INC

By:	/s/ Kenneth A. Gunderman
	Name:	Kenneth A. Gunderman
	Title:	Chief Executive Officer
and President

CSL BANDWIDTH INC.

By:	/s/ Kenneth A. Gunderman
	Name:	Kenneth A. Gunderman
	Title:	Chief Executive Officer
and President

PENN MERGER SUB, LLC

By:	CSL BANDWIDTH INC., its sole member

By:	/s/ Kenneth A. Gunderman
	Name:	Kenneth A. Gunderman
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

PEG BANDWIDTH, LLC

By:	/s/ Scott Bruce
	Name:	Scott Bruce
	Title:	Secretary

PEG BANDWIDTH HOLDINGS, LLC

By:	/s/ Scott Bruce
	Name:	Scott Bruce
	Title:	Secretary

PEG BANDWIDTH HOLDINGS, LLC, in its capacity as the Unitholders’ Representative

By:	/s/ Scott Bruce
	Name:	Scott Bruce
	Title:	Secretary

[Signature Page to Merger Agreement]